United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
______________________________________

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Advanced Emissions Solutions, Inc.
(Name of registrant as specified in its charter)

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PROXY STATEMENT

Dear Fellow Stockholder:
On behalf of the Board of Directors, we are pleased to invite you to the 2016 Annual Meeting of Stockholders of Advanced Emissions Solutions, Inc. (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. (local time) on June 22, 2016 at the Company’s offices located at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129.
At the Annual Meeting, in addition to electing eight directors, you will be asked to vote on three additional proposals. The first is to ratify the Audit Committee’s selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The second is an advisory vote to approve the Company’s compensation paid to our named executive officers for the fiscal year ended December 31, 2015. The third is to approve Amendment No. 3, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and Amendment No. 4 to the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended.
Our board of directors recommends that you vote FOR ALL director nominees presented in this proxy statement and FOR proposals 2, 3 and 4 as described in this proxy statement. Your vote is important, no matter how many or how few shares you may own. Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing, signing and mailing the available proxy card or by voting by telephone or over the Internet.
Your Board of Directors and management look forward to greeting those of you who are able to attend the Annual Meeting. The accompanying notice of meeting and this proxy statement provide specific information about the Annual Meeting and explain the various proposals. Please read these materials carefully.
Thank you for your continued support of and interest in the Company.

L. Heath Sampson
President and Chief Executive Officer

GENERAL MATTERS

This proxy statement is dated April 29, 2016
ADVANCED EMISSIONS SOLUTIONS, INC.
9135 South Ridgeline Boulevard, Suite 200
Highlands Ranch, Colorado 80129
(888) 822-8617
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2016
To Our Stockholders:
The Annual Meeting of Stockholders of Advanced Emissions Solutions, Inc. (“ADES” or the “Company”), a Delaware corporation, will be held at 9:00 a.m. (local time) on June 22, 2016 at the Company’s offices located at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129, or at any postponement or adjournment thereof, for the following purposes:

1.	To elect eight directors of the Company;

2.	To ratify the Audit Committee’s selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.
To consider an advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as set forth under the Executive Compensation section of this proxy statement;

4.
To approve Amendment No. 3, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and Amendment No. 4 to the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended; and

5.	To consider and vote upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Stockholders of record at the close of business on April 25, 2016 are entitled to notice of and to vote at the Annual Meeting.
Our stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by telephone or Internet, or by completing, signing and dating the available proxy card and returning it promptly to the Company.
Please call on our toll-free number (888-822-8617) if you require directions or have other questions concerning the meeting. Directions to our offices are also located on the back cover of this Proxy Statement.
By Order of the Board of Directors,
Christine B. Amrhein
General Counsel and Secretary
April 29, 2016

Important Notice
Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 22, 2016
The Company’s Proxy Statement and Annual Report to Stockholders are Available at: www.proxyvote.com

ADDITIONAL INFORMATION
This proxy statement incorporates important business and financial information about ADES from our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and from other documents that are not included in or being delivered with this proxy statement. The incorporated information that is not included in or being delivered with this proxy statement is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement, excluding all exhibits that have not been specifically incorporated by reference, on the investor relations page of our website at www.advancedemissionssolutions.com or by requesting it in writing or by telephone from us at the following address or telephone number:

Advanced Emissions Solutions, Inc.
Attn: Corporate Secretary
9135 South Ridgeline Boulevard, Suite 200
Highlands Ranch, Colorado 80129
Telephone: 888-822-8617
If you would like to request any documents, please do so no later than five business days before the date you must make your voting decision or by June 15, 2016 in order to receive them before the annual meeting.
In addition, if you have any questions about the proposals, you may contact:

Alpha IR Group
Nick Hughes or Chris Hodges
312-445-2870
ades@alpha-ir.com
You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the proposals being presented at the Annual Meeting. No person has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.
This proxy statement is dated April 29, 2016. You should not assume the information contained in this proxy statement is accurate as of any date other than this date, and the date that this proxy statement is mailed or otherwise made available to stockholders does not imply that information is accurate as of any other date.

PROXY STATEMENT
ADVANCED EMISSIONS SOLUTIONS, INC.
9135 South Ridgeline Boulevard, Suite 200
Highlands Ranch, Colorado 80129
Telephone: (888) 822-8617
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 22, 2016
This proxy statement is furnished to the stockholders of Advanced Emissions Solutions, Inc. (“ADES” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”), to be voted at our annual meeting of stockholders (“Annual Meeting” or “meeting”) to be held on Wednesday, June 22, 2016, at the Company’s offices located at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129, and any postponements or adjournments thereof. This proxy statement and accompanying form of proxy is first being made available to our stockholders on or about April 29, 2016. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon, and if no instructions are given, then to the extent permitted by law, in the discretion of the proxy holder. Throughout this proxy statement, the terms “we,” “us” “our” and “our Company” refer to Advanced Emissions Solutions, Inc. and, prior to our reorganization that occurred on July 1, 2013, ADA-ES, Inc., ADES’ predecessor issuer (“ADA”), and unless the context indicates otherwise, our consolidated subsidiaries.
VOTING RIGHTS AND VOTE REQUIRED
Our Board has fixed the close of business on April 25, 2016, as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the meeting. On the Record Date, 22,011,494 shares of our common Stock were issued and outstanding, each of which entitles the holder thereof to one vote on all matters that may come before the Annual Meeting. We do not have any class of voting securities outstanding other than our common Stock. An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied. If a quorum exists, actions or matters other than the election of the Board are approved if the votes cast in favor of the action exceed the votes cast opposing the action unless a greater number is required by the Delaware General Corporation Law (the “DGCL”) or our Second Amended and Restated Certificate of Incorporation. The eight nominees receiving the highest number of votes cast will be elected as directors. Abstentions will not affect the election of directors.
If as of the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then that firm or organization is the stockholder of record for purposes of voting at the Annual Meeting and you are considered the beneficial owner of shares held in “street name.” If you are a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares held in your account. If you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may vote your shares on routine matters or they may elect not to vote your shares. The proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year is considered a “routine matter,” but the other proposals being voted on at the Annual Meeting are not considered “routine matters” and brokers will not be entitled to vote on those proposals absent specific instructions and authorization from the beneficial owners of the shares. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” A broker non-vote occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker non-votes on a particular proposal are considered present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on any proposal other than the ratification of our public accounting firm and accordingly will have no effect on such vote.
We invite beneficial owners to attend the Annual Meeting. If you are a beneficial owner and not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and bring such proxy to the Annual Meeting. If you want to attend the meeting, but not vote, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 25, 2016, a copy of the voting instruction card provided by your broker or other agent or other similar evidence of ownership.
A minimum of one-third of the shares of common stock issued and outstanding must be represented at the meeting in person or by proxy in order to constitute a quorum. Cumulative voting is not allowed for any purpose.

Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted:
FOR ALL the persons nominated by the Board for directors, being: Alan Bradley Gabbard, Derek C. Johnson, Paul A. Lang, Gilbert Li, R. Carter Pate, L. Heath Sampson, J. Taylor Simonton, and L. Spencer Wells;
FOR the ratification of the Audit Committee’s selection of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as set forth under the Executive Compensation section of this proxy statement; and
FOR the approval of Amendment No. 3, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Amendment No. 4 to the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended.
We do not know of any other matter or motion to be presented at the meeting. If any other matter or motion should be presented at the meeting upon which a vote must be properly taken, to the extent permitted by law, the persons named in the accompanying form of proxy intend to vote such proxy in the discretion of such person as the directors of the Company may recommend, including any matter or motion dealing with the conduct of the meeting.
Voting by Mail, Facsimile, via the Internet or by Telephone
Stockholders whose shares are registered in their own names may vote by mailing or faxing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing or faxing a proxy card, sign and return the available proxy card to the Company and your shares will be voted at the Annual Meeting in the manner you direct. If no directions are specified, your shares will be voted as described above.
If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instructions card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the voting instructions card provided by the bank or brokerage firm.
Any stockholder who completes a proxy or votes via the Internet or by telephone may revoke the action at any time before it is exercised at the Annual Meeting by delivering written notice of such revocation to the Company (c/o Christine B. Amrhein, Secretary), 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado, 80129, by submitting a new proxy executed at a later date, or by attending the Annual Meeting and voting in person.

PROPOSAL ONE

ELECTION OF EIGHT DIRECTORS OF THE COMPANY
As of the date of the 2016 Annual Meeting, our Board of Directors (the “Board”) will consist of eight members. Our Nominating and Governance Committee recommended to our Board the slate of eight directors for election or, as applicable, re-election by our stockholders, and the Board approved the recommendation and the slate of directors. Each director will hold office until the next Annual Meeting of Stockholders and thereafter until a successor is elected and qualified. Cumulative voting is not permitted in the election of directors. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE INDIVIDUALS NAMED IN THE ACCOMPANYING PROXY WILL VOTE IN FAVOR OF THE ELECTION OF THE FOLLOWING PERSONS NAMED AS OUR NOMINEES FOR DIRECTORS: ALAN BRADLEY GABBARD, DEREK C. JOHNSON, PAUL A. LANG, GILBERT LI, R. CARTER PATE, L. HEATH SAMPSON, J. TAYLOR SIMONTON AND L. SPENCER WELLS.
Each of the nominees has consented to be named herein and to serve if elected. We do not anticipate that any nominee will become unable or unwilling to accept nomination or election, but if this should occur, the persons named in the proxy intend to vote for the election in his or her stead of such other person as the Board may recommend. It is the policy and practice of the Company that all directors who reside in the metropolitan Denver, Colorado area attend the Annual Meeting. Four of our directors serving at the time of our 2013 Annual Meeting of Stockholders attended that meeting.
Detailed biographical information about each director nominee can be found under the Corporate Governance section of this Proxy Statement. The following table sets forth certain information as to each director nominee of the Company:

Name	Age	Position and Offices	Director Since
A. Bradley Gabbard	61	Director, Member of the Finance Committee, Chief Financial Officer	2012
Derek C. Johnson	54	Director, Chair of Nominating and Governance Committee and Member of Audit Committee and Finance Committee	2006
Paul A. Lang	54	Director, Member of Audit Committee, the Compensation Committee and the Nominating and Governance Committee	2013
Gilbert Li	38	Director Nominee	n/a
R. Carter Pate	61	Director Nominee	n/a
L. Heath Sampson	45	Director, President, Chief Executive Officer and Treasurer	2015
J. Taylor Simonton	71	Director, Chairman of the Audit Committee and Member of the Stock Committee	2014
L. Spencer Wells	45	Director, Chairman of the Board and Member of the Finance Committee	2014
(1) The initial appointment of Mr. Lang to our Board was made pursuant to a 2003 Subscription and Investment Agreement with Arch Coal, Inc., of which Mr. Lang is the President and Chief Operating Officer, whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 200,000 shares of our common stock.
No family relationship exists between any directors or executive officers.
Director Compensation information for the fiscal year ended December 31, 2015 can be found under the "Director Compensation" section of this Proxy Statement.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE PERSONS NOMINATED BY THE BOARD FOR DIRECTORS, BEING ALAN BRADLEY GABBARD, DEREK C. JOHNSON, PAUL A. LANG, GILBERT LI, R. CARTER PATE, L. HEATH SAMPSON, J. TAYLOR SIMONTON AND L. SPENCER WELLS.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Relationship with Independent Registered Public Accounting Firm

Effective as of June 12, 2015, the Audit Committee of the Company’s Board of Directors approved the engagement of Hein & Associates LLP (“Hein”) to serve as the Company's independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 31, 2013, 2014 and 2015 and to re-audit the Company’s financial statements for the fiscal year ended December 31, 2012. On April 13, 2016, the Audit Committee approved the engagement of Hein to serve as the Company's independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2016.
There have been no disagreements on matters of accounting principles or practices, financial statement disclosures or audit scope or procedures between the Company and Hein, during the most recent fiscal year or any subsequent interim period.
Stockholder ratification of the Audit Committee’s selection of Hein as our independent registered public accounting firm as requested in Proposal 2 is not required by our bylaws or otherwise. The Board is submitting this proposal to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain this firm. We anticipate that a representative of Hein will be available to respond to stockholder questions and will have the opportunity to make a statement at that time if the representative desires to do so.
Additional information about Audit Fees and Audit Committee Approval of Services can be found under the Independent Registered Public Accounting Firm section of this Proxy Statement.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF HEIN & ASSOCIATES LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL THREE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are seeking a non-binding advisory vote on the compensation of named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company’s Board of Directors proposes the following resolution for approval by the stockholders:
RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR
APPROVAL OF AMENDMENT NO. 3, IN ACCORDANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND AMENDMENT NO. 4 TO THE COMPANY'S AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN, AS AMENDED

At the 2016 Annual Meeting, we are requesting that stockholders approve, as a whole, Amendment No. 3 and Amendment No. 4 to the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended (the "2007 Plan"). Amendment No. 3 addresses Section 162(m) of the Code, which limits the deductibility of performance-based compensation paid to the Company’s CEO and certain other executive officers, unless the plan under which the compensation is paid meets specified criteria, including, among other things, that stockholders approve the material terms of compensation that is subject to performance goals. Amendment No. 4 of the 2007 Plan proposes an increase to the individual annual award limits from 100,000 shares to 400,000 shares to effectuate the executive compensation decisions of the Company's Compensation Committee as discussed in the Additional Executive Compensation Plans section herein. The material terms of the 2007 Plan, other than the performance goal criteria contained in Amendment No. 3 and the increased individual limit contained in Amendment No. 4, were previously approved by our stockholders in 2007 and 2012. The Company is asking stockholders to approve Amendment No. 3 and Amendment No. 4 to the 2007 Plan in order to ensure deductibility of performance-based compensation in accordance with Section 162(m) of the Code and to effectuate the Board’s executive compensation plan as discussed herein. As proposed for approval and with the addition of specific performance goal criteria pursuant to Amendment No. 3, and the increase in the individual award limits pursuant to Amendment No. 4, the material terms of the 2007 Plan are substantially the same as previously approved by our stockholders in 2007 and 2012.

All share amounts in Proposal Four reflect the 2:1 stock split of the Company’s Common Stock on March 14, 2014.

Background

Our Board adopted, and our stockholders approved, the ADA-ES, Inc. 2007 Equity Incentive Plan (the “Original Plan”) in 2007. The Original Plan was further amended and restated as of August 31, 2010 to make non-material changes to assure Internal Revenue Code Section 409A compliance and to increase the non-management director annual grant limit to 30,000 shares of Common Stock from 20,000. In 2012, our Board adopted, and our stockholders approved, Amendment No. 1 to the 2007 Plan to increase the amount of authorized and issuable shares as well as the limits of shares that may be granted to individuals and directors. On August 6, 2013, the Board approved a General Amendment of Company Plans whereby Advanced Emissions Solutions, Inc. as successor to ADA, assumed the 2007 Plan. On February 12, 2014, our Compensation Committee approved and adopted Amendment No. 2 to the 2007 Plan to make non-material changes to specifically allow for cash awards, such as under the Short Term Incentive Plan, and establish certain procedures for such cash awards. In addition to cash awards, the 2007 Plan authorizes the issuance to employees, directors and consultants (each a “Grantee”) of up to a maximum of 3.6 million shares of Common Stock (each an “Award”). As of December 31, 2015, 493,491 options have been granted and 706,509 shares have been reserved but not yet issued under the 2007 Plan. Additional information about the 2007 Plan can be found in the Executive Compensation section of this Proxy Statement.

Summary of Amendment No. 3

Our Compensation Committee approved and adopted Amendment No. 3 to the 2007 Plan on February 12, 2014 and our Board approved Amendment No. 3 on February 13, 2014, subject to approval by our stockholders at our 2016 annual meeting. Amendment No. 3 is attached to this Proxy Statement as Annex I.

Under Section 162(m) of the Code, the Company may not deduct compensation paid to the Company’s CEO and certain other executive officers in excess of $1 million with respect to each such individual. Certain performance-based compensation paid to these individuals is not included within the $1 million limitation if it is paid pursuant to a plan that meets specified criteria, including stockholder approval. Briefly, with respect to performance-based compensation payable under the 2007 Plan, Code Section 162(m) requires:

•	compensation must be determined pursuant to an objective formula;

•	certification by the Compensation Committee that the performance goals in the formula have been satisfied; and

•	the stockholders of the Company have approved the material terms of the performance-based compensation, which include:

◦	the eligible participants;

◦	the maximum amount payable to any individual; and

◦	the business criteria on which the performance goal(s) in the formula is based;

to ensure performance-based bonuses are fully deductible.

Amendment No. 3 amends the 2007 Plan to add specific performance goal criteria. Our Compensation Committee has reviewed the performance goal criteria it reasonably expects to utilize for “Performance-Based Compensation” under the 2007 Plan in the foreseeable future and such criteria is included in Amendment No. 3. Such criteria includes certain financial and stock value measures, either in absolute terms or on a comparison basis, for the Company on a consolidated basis, for one or more “Related Entities,” as defined in the 2007 Plan, such as a subsidiary of the Company, or for one or more divisions of the Company or a Related Entity.
Subject to the approval by the stockholders of Amendment No. 3, the Company will be entitled to a deduction equal to the amount of compensation that qualifies as “performance-based compensation” in accordance with Section 162(m) of the Code. However, if the proposal is not approved by stockholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of compensation intended to be “Performance-Based Compensation” under the 2007 Plan, the future deductibility by the Company of any such bonuses may be limited by the $1 million cap on deductibility of compensation under Section 162(m) of the Code.
Eligible Participants
All executive employees who are eligible to receive Awards under the 2007 Plan are eligible to receive Performance-Based Compensation under the 2007 Plan, as specifically determined by the Compensation Committee from time to time. Under Code Section 162(m) no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our chief executive officer and each of our four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year, and these five individuals are considered the “covered employees” with respect to whom the limitations could apply under Section 162(m) of the Code.
Maximum Amount Payable
The individual bonuses payable as Performance-Based Compensation pursuant to the 2007 Plan are determined from time to time by the Compensation Committee in its sole discretion and may vary among the various eligible participants. The maximum amount payable as Performance-Based Compensation pursuant to the 2007 Plan has been determined to be 200% of base salary with respect to short-term incentive Awards, and 250% of base salary with respect to long-term incentive Awards. The base salaries for the Company’s covered employees are set forth below under “Executive Compensation; Base Salaries.”
Maximum amounts approved by the Compensation Committee payable to our NEOs as Performance-Based Compensation pursuant to the 2007 Plan for previous years are described in the Executive Compensation section of this Proxy Statement.
Business Criteria on which Performance Goals are Based
The performance-based compensation payable to each participant is based on an individual bonus target(s) with respect to particular business criteria for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following criteria related to the Company’s business and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m):

The following criteria for the Company on a consolidated basis, one or more related entities, and/or one or more divisions of the foregoing, either in absolute terms or compared to the performance of (x) the Company, its related entities or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

net income
economic value added (earnings less a capital charge)
EBITDA (earnings before interest, taxes, depreciation and amortization)
sales
costs
gross margin
operating margin
pre-tax profit or income
market share
return on net assets
return on assets
return on capital

return on invested capital
cash flow
free cash flow
operating cash flow
operating income
earnings before interest and taxes
working capital
innovation as measured by a percentage of sales from new products facility installations
technology advancements
product development
operational improvements

The following criteria for the Company, either in absolute terms or compared to the performance of (x) the Company (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

stock price
return on stockholders’ equity
earnings per share
cash flow per share
total stockholder return (stock price appreciation plus dividends)
Future Performance-Based Awards
The bonus payable to a participant who is not a Code Section 162(m) covered employee may also be based on other factors (including subjective factors). The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and, with respect to such covered employees, must be adopted no later than the latest time permitted by the Code in order for bonus payments pursuant to the 2007 Plan to be deductible under Code Section 162(m). Future performance-based awards under the 2007 Plan to our non-employee directors, executive officers and employees may be made at the discretion of the Compensation Committee or, with respect to awards not subject to Code Section 162(m), a committee consisting of Mr. Sampson and Mr. Simonton, subject to certain limitations. At this time, therefore, the compensation that may be received by our executive officers and other employees if our stockholders approve Amendment No. 3 to the 2007 Plan cannot be determined.

Summary of Amendment No. 4

The Board approved Amendment No. 4 to the 2007 Plan on June 5, 2015 subject to the approval of our stockholders. Amendment No. 4 is attached to this Proxy Statement as Annex II.

Under the NASDAQ Stock Market listing rules, the Company must get stockholder approval of the material terms of any equity compensation plan, including the maximum amount payable to any individual. Amendment No. 4 is an adjustment to the maximum number of shares payable to any individual, other than non-management directors, in a given year to 400,000 from 100,000.

The Board passed Amendment No. 4 in accordance with the Company’s EC Philosophy to create long-term value for our stockholders by aligning the interests of, and to retain, highly qualified executive employees (see discussion below under “Overview - Executive Compensation Philosophy” for more detail). With this philosophy in mind, on June 6, 2015, the Compensation Committee approved a grant of stock options and stock appreciation rights ("SAR's") to Mr. Sampson in recognition of his promotion to President and Chief Executive Officer. The majority of Mr. Sampson’s stock options are subject to stockholder approval of Amendment No. 4 to the 2007 Plan on or before June 5, 2017. The stock options subject to stockholder approval of Amendment No. 4 were granted in “tandem” with an equivalent number of SAR's, which only vest if the Stock Options expire as a result of Amendment No. 4 to the 2007 Plan not being approved by stockholders on or before June 5, 2017 (see the Executive Compensation section of this Proxy Statement for more details).

Summary of the 2007 Plan
The following summary of the 2007 Plan is qualified in its entirety by the specific language of the 2007 Plan, as filed as Exhibit 10.79 to the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission ("SEC") on November 12, 2010, and Amendment No. 1 to the 2007 Plan, as filed as Exhibit 10.53 to the Company’s Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012, and Amendment No. 2 to the 2007 Plan, as filed as Exhibit 10.1 to the Company's Form 8-K filed with the SEC on June 11, 2015, copies of which are available to any stockholder upon request, and which may also be viewed without charge on the SEC’s website at www.sec.gov (File No. 000-50216). Capitalized terms used but not defined below have the meanings set forth in the 2007 Plan.
General Description
The 2007 Plan permits grants of “Awards,” which include the grant of (1) options to purchase Common Stock (“Options”), (2) “restricted” shares of Common Stock (“Restricted Stock”), (3) Performance Share Units (“PSU's”), (4) cash awards and (5) other rights or benefits under the 2007 Plan. Under the 2007 Plan, incentive stock options (“ISO’s”), within the meaning of Section 422 of the Code, can be granted only to our employees or employees of any parent or subsidiary corporation. Non-qualified stock options (“NSO’s”) and Restricted Stock may be granted to employees, directors and consultants. An Award may include any combination of Options or Restricted Stock depending on the status of the recipient.
The 2007 Plan provides for the grant of Options with exercise terms that include a fixed exercise price (i.e., the price an optionee must pay for the stock issued on exercise of the Option), which is related to the market price of our Common Stock on the date of grant. The exercise price is required to be no less than the fair market value of the Common Stock at that time, except in the case of owners of 10% or more of our Common Stock at the time of a grant, in which case the exercise price will be no less than 110% of the per share fair market value of the Common Stock. In addition, Awards of Options and Restricted Stock will be subject to a vesting schedule or, in the case of Restricted Stock, a “reverse” vesting schedule, which may be based on the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions.
Under the 2007 Plan, we may grant Awards to such employees, directors or consultants who are residing in foreign jurisdictions as the administrator of the 2007 Plan may determine from time to time. The 2007 Plan is not a qualifying deferred compensation plan under Section 401(a) of the Code and is not subject to the provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Shares Reserved
As of January1, 2016, the number of shares of Common Stock authorized for issuance under the 2007 Plan is limited to not more than 706,509 shares, which includes shares of Common Stock that may be issued upon exercise of Options or as Restricted Stock issued under the 2007 Plan. The 2007 Plan includes an “evergreen” provision pursuant to which additional shares reserved for issuance are automatically added to the 2007 Plan on the first day of each fiscal year, beginning with the fiscal year commencing January 1, 2008, in an amount equal to ten percent (10%) of the increase in the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year over the number of outstanding shares of Common Stock on such date one year prior, or such lesser number of shares as is later ratified by the Board at their first meeting or action in such new fiscal year. In no event may any annual increase exceed 600,000 shares and as currently in effect, in no event can the total number of shares authorized for issuance under the 2007 Plan exceed 3,600,000.
Administration
The 2007 Plan is administered by a “Plan Administrator,” which may be the Board or a committee designated by the Board in such a manner as to satisfy applicable laws. With respect to grants to directors or employees who are also officers or directors of the Company, such grants and related transactions under the 2007 Plan are generally exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. With respect to awards to covered employees subject to Section 162(m) of the Code, the committee will be comprised solely of two or more “outside directors” as defined under Section 162(m) and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and Section 162(m), our Board may authorize one or more officers to grant such awards. The Board has authorized our Compensation Committee to serve as the Plan Administrator and, with respect to awards not subject to Code Section 162(m), has also authorized a committee consisting of Mr. Sampson and Mr. Simonton to grant Awards under the 2007 Plan, subject to certain limitations.
Limitations on Award Grants
The maximum number of shares of Common Stock that may be granted as to an Award to any grantee in any fiscal year is currently limited to 100,000 shares, except for Non-Management Directors, who may be granted annual Awards covering up to 50,000 shares. However, in connection with his or her initial commencement of services with us, a participant in the 2007 Plan who is an employee may be granted up to an additional 100,000 shares, which do not count against the limit set forth in the previous statement. These limitations ensure that any Options granted under the 2007 Plan qualify as “performance-based compensation” under Section 162(m) of the Code. Under Code Section 162(m) no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our chief executive officer and each of our four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by our stockholders and that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of our Common Stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates. If the 2007 Plan did not contain the Code Section 162(m) share limits with respect to which options may be granted to eligible employees during a specified period, any compensation expense associated with the Options granted under the 2007 Plan in excess of $1 million for any of our five highest paid officers would not be deductible to us under the Code.
Amendment and Termination
Our Board may at any time amend, suspend or terminate the 2007 Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system and the rules of any foreign jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to the 2007 Plan in such a manner and to such a degree as required.
The 2007 Plan will terminate as of June 18, 2017, ten years from the date the 2007 Plan was approved by our Board, unless previously terminated by the Board.
Section 409A
We intend that awards granted under the 2007 Plan will not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or otherwise comply with or be exempt from Code Section 409A. If any award were deemed to be nonqualified deferred compensation for such purposes, the award would have to satisfy the requirements of Section 409A to avoid adverse tax consequences to the recipient of the award. These requirements could include limitations on election timing, acceleration of payments, and distributions. We may amend the Plan or individual awards in the future if it were needed to avoid such tax consequences.
Other Terms of Options
Options granted under the 2007 Plan and the rights and privileges evidenced by any Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code, or Title I of ERISA or the rules thereunder or (iii) as otherwise determined by the Plan Administrator and set forth in the applicable Option agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the 2007 Plan or of any right or privilege conferred thereby, contrary to the Code or to the provisions of the 2007 Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred thereby shall be null and void. The designation by an Optionee of a beneficiary does not, in and of itself, constitute an impermissible transfer under the 2007 Plan.
If the Optionee’s relationship with the Company or any related corporation ceases for any reason other than termination for cause, death or total disability, and unless by its terms the Option sooner terminates or expires, then the Optionee may exercise, for a three-month period, that portion of the Optionee’s Option which is exercisable at the time of such cessation, but the Optionee’s Option shall terminate at the end of the three-month period following such cessation as to all shares for which it has not previously been exercised, unless, in the case of an NSO, such provision is waived in the agreement evidencing the Option or by resolution adopted by the Plan Administrator within 90 days of such cessation. If, in the case of an ISO, an Optionee’s relationship with the Company or related corporation changes (i.e., from employee to non-employee, such as a consultant), such change shall constitute a termination of an Optionee’s employment with the Company or related corporation and the Optionee’s ISO will become an NSO.
Options under the 2007 Plan must be issued within 10 years from the effective date of the 2007 Plan, which occurred on June 19, 2007. Options granted under the 2007 Plan cannot be exercised more than 10 years from the date of grant. Options issued to a 10% Stockholder are limited to a five-year exercise period.
Payment of the option exercise price (and any applicable withholding taxes) is generally made in full at the time the notice of exercise of the Option is delivered to the Company and is in cash, bank certified or cashier’s check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check). The Plan Administrator can determine at the time the Option is granted for ISO’s, or at any time before exercise for NSO’s, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an Option may be exercised by delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator; delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise; or delivery of a properly executed exercise notice together with instructions to the Company to withhold from the shares that would otherwise be issued upon exercise that number of shares having a fair market value equal to the option exercise price and withholding tax obligations.
Any unexercised Options that expire or that terminate upon an employee’s ceasing to be employed by the Company, or shares of Restricted Stock that are repurchased by the Company again become available for issuance under the 2007 Plan.
The vesting of outstanding Options under the 2007 Plan will be subject to acceleration upon certain changes in the ownership or control of the Company. The acceleration of the vesting of Options in the event of such changes in control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.
If the Grantee is an officer, director or owner of greater than 5% of our Common Stock at such time, and if we so request and a lead underwriter of any public offering of our Common Stock demands, the Grantee will agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any of our Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement filed under the Securities Act, or such shorter period of time as the lead underwriter may specify.
Other Terms Applicable to Restricted Stock
We may award Restricted Stock under the 2007 Plan on terms determined by the Plan Administrator at the time of grant. Generally, we issue shares of Restricted Stock to a grantee at a price (the “Purchase Price”) which the Plan Administrator determines at the time of grant. The shares are then classified as “Restricted Shares,” and are subject to our right to repurchase them as set forth on a schedule to the Restricted Stock Agreement entered into between us and the grantee, under which we lose our repurchase rights, and the shares are no longer classified as “Restricted Shares.” The number of shares as to which our repurchase rights lapse generally are determined by the passage of time or the happening of a specified event, such as the attainment of some predetermined performance criteria or a change in corporate ownership or control. The Plan Administrator has discretion in determining the schedule and/or the events that will specify the terms and conditions of the Company’s repurchase rights. Restricted Shares are required to be placed in escrow with us until such time as our repurchase rights lapse. We will generally be entitled to exercise our repurchase rights at any time within 90 days of the grantee’s cessation of “Continuous Service” with the Company by paying an amount equal to the price paid by the grantee for the Restricted Shares.
If the Grantee is an officer, director or owner of greater than 5% of our Common Stock at such time, and if we so request and a lead underwriter of any public offering of our Common Stock demands, the Grantee will agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any of our Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement filed under the Securities Act, or such shorter period of time as the lead underwriter may specify.
Certain Federal Tax Consequences
Non-Qualified Stock Options
The grant of an NSO under the 2007 Plan does not typically result in any federal income tax consequences to the optionee or to us so long as the exercise price of the option is equal to or exceeds the fair market value of the underlying stock as of the date of grant. Upon exercise of an NSO, the optionee will recognize compensation income (taxed at the rate applicable to ordinary income) on the difference between the option exercise price and the fair market value of the shares on the date of exercise. We are required to pay the employer’s portion of social security, Medicare and other applicable payroll taxes on such income of the optionee, and we are required to withhold and pay over to the relevant tax authorities the federal, state and local income tax withholding and the employee’s portion of such payroll taxes on such income (which the employee is required to pay over to us). We are entitled to an income tax deduction in the amount of the income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code, as well as for the employer’s portion of payroll taxes paid. Any gain or loss on the optionee’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending how long the shares are held following the date of exercise (currently for a period of more than one year). We do not receive a tax deduction for any such gain.

Incentive Stock Options
The grant of an ISO within the meaning of Section 422 of the Code under the 2007 Plan does not typically result in any federal income tax consequences to the optionee or to us. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. The tax consequences of a disposition of stock acquired upon exercise of an ISO depends upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.
If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, which is referred to as a "disqualifying disposition". Upon the occurrence of a disqualifying disposition of an ISO, the amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on how long the stock was held (currently a period of more than one year). We are entitled to a deduction equal to the amount of ordinary income recognized by the optionee (and the employer’s side of withholding taxes paid) in the year of the disqualifying disposition.
The “spread” under an ISO, i.e., the difference between the fair market value of the shares at exercise and the exercise price, is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax calculation of the optionee. The spread is not included in the alternative minimum tax calculation, however, in the event of an early disposition described in the immediately preceding paragraph if the exercise of the ISO and the disposition of the shares acquired upon exercise occur within the same taxable year of the optionee.
Restricted Stock
A participant who is granted restricted stock generally will not recognize income upon the grant unless the participant makes an 83(b) election (discussed in the paragraph immediately below). Rather, such participant will recognize compensation income (taxed at the rate applicable to ordinary income) on the difference between the amount paid (if any) and the fair market value of the shares on the date that the restrictions with respect to the restricted stock lapse (i.e. in the year of vesting). We are required to pay the employer’s portion of social security, Medicare and other applicable payroll taxes on this income, and are required to pay over to the relevant tax authorities the federal, state and local income tax withholding and the employee’s portion of such payroll taxes on this income (which the employee is required to pay over to us). We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code, as well as the employer’s portion of withholding taxes paid. Any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on how long the shares are held following the date of vesting (currently a period of more than one year). We do not receive a tax deduction for any such gain.
Recipients of restricted stock may make an election under Section 83(b) of the Code to recognize as ordinary compensation income in the year that such restricted stock is granted an amount equal to the difference between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If an 83(b) election is made by the participant, we are entitled to our income tax deduction in the amount of the income recognized by the participant at the time of issuance of the restricted stock (as opposed to later when the shares vest), subject to possible limitations imposed by Section 162(m) of the Code, as well as the employer's portion of taxes paid. If such an election is made, the recipient recognizes no further amounts of compensation income upon vesting and any gain or loss on subsequent disposition will be long-term or short-term capital gain to the participant, depending on how long the shares are held following the date of grant (currently a period of more than one year). An election under Section 83(b) must be made within 30 days from the time the restricted stock is issued.

Performance Share Units
A participant who is granted PSU's generally will not recognize income upon the grant nor upon the vesting of the PSU's, but rather upon the settlement of the PSU's, so long as the award is exempt from or complies with Section 409A of the Code, which typically requires that the PSU's are settled within 2.5 months following the taxable year in which the PSU's vest (i.e., the “short-term deferral” exemption of 409A). We are required to pay the employer’s portion of social security, Medicare and other applicable payroll taxes on this income, and are required to pay over to the relevant tax authorities the federal, state and local income tax withholding and the employee’s portion of such payroll taxes on this income (which the employee is required to pay over to us). We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code, as well as the employer’s portion of withholding taxes paid. For PSU's that are settled in shares of stock, any gain or loss on the participant’s subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on how long the shares are held following the date of settlement (currently a period of more than one year).
Code Section 162(m)
Subject to the approval by the stockholders of Amendment No. 3 and Amendment No. 4, the Company will be entitled to a deduction equal to the amount of awards or other compensation that qualifies as performance-based compensation” in accordance with Section 162(m) of the Code. However, if the proposals are not approved by stockholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of compensation intended to be “Performance-Based Compensation” under the 2007 Plan, the future deductibility by the Company of any such bonuses may be limited by the $1 million cap on deductibility of compensation under Section 162(m) of the Code.
The foregoing is only a summary of the current effect of federal income taxation upon the grantee and us with respect to the grant and exercise of stock options, shares granted or purchased and other awards or compensation under the 2007 Plan. You should refer to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a grantee’s death or the income tax laws of any municipality, state or foreign country to which the grantee may be subject.
New Plan Benefits
Future awards under the 2007 Plan to our non-employee directors, executive officers and employees are made at the discretion of the Compensation Committee or, with respect to awards not subject to Section 162(m), a committee consisting of Mr. Sampson and Mr. Simonton, subject to certain limitations. At this time, therefore, the compensation that may be received by our executive officers and other employees if our stockholders approve Amendment No. 3 and Amendment No. 4 to the 2007 Plan cannot be determined, and we have not included a table reflecting such benefits and awards.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AMENDMENT NO. 3, IN ACCORDANCE WITH SECTION 162(m) OF THE CODE, AND AMENDMENT NO. 4 TO THE 2007 PLAN.

CORPORATE GOVERNANCE
Directors of the Company
The following table sets forth certain information about our directors as of the date of this proxy statement:

Name	Age	Position
Kim B. Clarke (a)	60	Director
A. Bradley Gabbard	61	Chief Financial Officer, Director
Derek C. Johnson	55	Director
Paul A. Lang	55	Director
L. Heath Sampson	45	President, Chief Executive Officer and Treasurer, Director
Christopher S. Shackelton (a)	36	Director
J. Taylor Simonton	71	Director
L. Spencer Wells	45	Chairman

(a)	Ms. Clarke and Mr. Shackelton are not standing for re-election at the 2016 Annual Meeting of Stockholders; their director terms will end upon the election of their successors.
The Nominating and Governance Committee of the Board seeks directors with strong reputations and experience in areas relevant to our strategy and operations, such as mining, environmental and chemical technologies, government regulation and relations and supply chain management, as well as overall business acumen and experience in financial matters. Each of our current directors and the director nominees set forth in this Proxy Statement holds or has held senior executive positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the directors and nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, executive compensation, risk management and leadership development. The Nominating and Governance Committee also believes that each of the directors and nominees has other key attributes that are critical to the composition of an effective Board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.
The specific experience, qualifications and background of each current director follows:
Kim B. Clarke served as the Senior Vice President, Administration (“SVP”) and Chief People Officer of Key Energy Services, Inc. (NYSE: KEG) from January 2006 through February 26, 2016.  Her experience also includes profit and loss responsibility for the Fluid Services business unit and leadership of the Business Development, Marketing and Sales organizations.  She was Vice President Human Resources from 2004 through 2006. Prior to Key Energy Services, Inc., she served as the Vice President of Human Resources of GC Services from 1999 to 2004 and Vice President of Human Resources for Browning Ferris Industries from 1992 to 1999.  Ms. Clarke received a B.S. degree in human resources from the University of Houston in 1982 and completed the Director Development Program at the Kellogg School of Management at Northwestern University. She previously served as Chairperson of the University of Houston College of Technology Dean’s Board of Advisors.
    Director Qualifications:

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Leadership Experience - SVP responsible for Human Resources, Safety, Information Technology, Business Development, Sales and Marketing; as well as profit and loss responsibility for the Fluid Services Business Unit.  Vice President of Human Resources of GC Services and First National Bank in Houston, Texas; Vice President of Human Resources of Browning Ferris Industries (BFI); Director Development Program at the Kellogg School of Management at Northwestern University.

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Industry Experience -36 years of experience in a variety of industries including waste hauling, call centers, banking, and oil field services.  Experience includes international, mergers and acquisitions.

A. Bradley Gabbard has served as the Chief Financial Officer of the Company since June 12, 2015. Prior to his current role, Mr. Gabbard served as a director of the Company since October 2012 and Chairman of the Audit Committee from June 2013 through April 2014. He served as a director, COO and CFO of Lilis Energy, Inc. (NASDAQ: LLEX) (formerly Recovery Energy, Inc.) until May 2014. Lilis Energy, Inc. is a Denver, Colorado-based energy company with operations focused in the Denver Julesburg basin; he was appointed as CFO of Lilis Energy in July 2011, as a director in August 2012, and as COO in September 2013. He previously served Lilis Energy as President from November 2012 to September 2013. Prior to

Lilis Energy, Mr. Gabbard served as an officer of Applied Natural Gas Fuels, Inc., serving from September 2009 to May 2010 as Vice President-Special Projects and from May 2010 through June 2011 as its CFO. From April 2007 through September 2009, he co-owned and managed MG Advisors, LLC with our former Director, Mr. Phillip Marcum, where he provided management and financial consulting services to companies involved in oil and gas and energy related businesses. From 1991 to April 2007, Mr. Gabbard co-founded and then served as a director, Executive Vice President and CFO of PowerSecure International, Inc. (NYSE: POWR; f/k/a Metretek Technologies, Inc.), a developer of energy and smart grid solutions for electric utilities and their commercial, institutional, and industrial customers. He received a bachelor of accountancy degree from the University of Oklahoma in 1977 and is a CPA.
Director Qualifications:

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Leadership Experience - Director, COO, CFO and former President of Lilis Energy, Inc.; CFO of Applied Natural Gas Fuels, Inc.; Director, Executive Vice President and CFO of PowerSecure International, Inc.

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Industry Experience - 36 years of experience in the management and operations of traditional and alternative energy companies, including those that primarily serve utilities, and small, publicly held companies.

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Finance Experience - CPA; Accounting degree from University of Oklahoma; Former CFO of Lilis Energy, Inc.; Former CFO of Applied Natural Gas Fuels, Inc. and PowerSecure International, Inc.; provided management and financial consulting services at MG Advisors, LLC; worked with the national accounting firm Ernst & Young.

Derek C. Johnson currently is Chairman of Peak 9 Partners, an operating fund, and also serves as a Board member of Visuality Corporation, a specialty supplier to the retail industry; he has held these positions since 2016. He previously served as the Chairman of Visuality Corporation from 2013 to January 2016 and as President and CEO of Visual Merchandising, Inc., a subsidiary of Visuality Corporation and predecessor of NOA Brands America, Inc. from September 2009 to 2013 and from November 2005 to October 2008. Mr. Johnson served as the Vice President of new business development for Kennametal, a public company based in Pittsburgh, PA, a global provider of metalworking solutions using tungsten carbide inserts from October 2008 to August 2009. Since 2008, Mr. Johnson has served as a Director of Qualmark Corporation (OTCBB: QMRK), a company that designs, manufactures, and markets proprietary equipment that rapidly and efficiently exposes product design and manufacturing-related defects for the purpose of improving product quality and reliability. From 1984 to 2005, Mr. Johnson was employed in various positions, including President and COO of CoorsTek, a manufacturer of technical products, supplying critical components and assemblies for mining, automotive, semiconductor, aerospace, electronic, power generation, telecommunication and other high-technology applications on a global basis. He has a Higher National Certificate from Kirkcaldy College in Scotland and an Executive M.B.A. from the University of Denver.
Director Qualifications:

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Leadership Experience - President and CEO of Visual Merchandising, Inc.; Vice President of Kennametal; Director of Qualmark Corporation; President and COO of CoorsTek; Executive M.B.A. from the University of Denver.

•	Industry Experience - Senior management and experience in the development and manufacturer of technical products in diverse international markets at the entities and in the capacities described above.
Paul A. Lang is the President and COO of Arch Coal, Inc. and has served in that capacity since May 2015. Mr. Lang has also served as a Director of Arch Coal, Inc. since February 2014, serving on the Finance and Energy & Environmental Policy Committees, and a Director of Knight Hawk Coal Company, LLC from April 2011. Prior to that, from April 2012 to May 2015, Mr. Lang served as Executive Vice President and COO of Arch Coal, Inc. From August 2011 to April 2012, Mr. Lang served as Executive Vice President - Operations of Arch Coal, Inc. Mr. Lang served as Senior Vice President - Operations of Arch Coal, Inc. from December 2006 through August 2011, President of Western Operations from July 2005 through December 2006, and President and General Manager of Thunder Basin Coal Company, LLC (a subsidiary of Arch Coal, Inc.) from 1998 through July 2005. The initial appointment of Mr. Lang to our Board was made pursuant to the 2003 Subscription and Investment Agreement with Arch Coal, Inc. whereby our management agreed to make available one seat on the Board for an Arch Coal designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 200,000 shares of our common stock.

Director Qualifications:

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Leadership Experience - Director, President and Chief Operating Officer of Arch Coal, Inc.; former Executive Vice President and Senior Vice President - Operations of Arch Coal, Inc.; President of Western Operations of Arch Coal, Inc.; President and General Manager of Thunder Basin Coal Company, LLC (a subsidiary of Arch Coal, Inc.).

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Industry Experience - Through his various roles at Arch Coal and related entities, he understands the coal industry and market and related coal industry product development as well as international markets, which the Company plans to pursue. Arch Coal serves many of the same customers as the Company.

L. Heath Sampson is the President, Chief Executive Officer and Treasurer of the Company. Mr. Sampson has served in this role since April 1, 2015. Prior to his appointment as President and Chief Executive Officer, Mr. Sampson served as Chief Financial Officer and Treasurer of the Company from August 27, 2014. Mr. Sampson is also a director and the Treasurer of ADA-ES, Inc., a wholly-owned subsidiary of the Company, a Manager on the Board of Managers of Clean Coal Solutions, LLC ("CCS"), and a manager and officer of other ADES subsidiaries. Prior to joining the Company, he served Square Two Financial, a $500 million private equity backed consumer collections company, as Chief Financial Officer and led a corporate restructuring project. From January 2007 to August 2009, Mr. Sampson served as Chief Financial Officer of First Data Financial Services, a business unit of First Data Corporation, a large-market global SEC registrant, and led strategy development for the $2.5 billion business unit with over 15,000 employees. From February 2005 to January 2007, he served First Data Corporation as the business unit Chief Financial Officer for both the Innovative Payments and Integrated Payment Systems business units. At First Data Corporation, Mr. Sampson also led corporate restructuring projects and was instrumental to a large solution-based corporate turnaround sales effort. He was also employed by Arthur Andersen LLC from the mid-1990s until the early 2000s. During his time at Arthur Andersen, Mr. Sampson served as the Manager of Audit Services and Senior Manager of Business and Risk Consulting. His early business consulting career provided him with broad-based experience in all aspects of corporate operations including supply chain, financial management, operations, customer experience and organizational design. Mr. Sampson holds a Bachelor of Business Administration-Accounting and Masters of Accountancy from the University of Denver.
Director Qualifications:

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Leadership Experience - President and Chief Executive Officer of the Company; former Chief Financial Officer of Square Two Financial and multiple business units of First Data Corporation including First Data Financial Services; former Manager of Audit Services and former Senior Manager of Business and Risk Consulting at Arthur Andersen LLC.

•	Industry Experience - President and Chief Executive Officer and former Chief Financial Officer of the Company.

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Finance Experience - former Chief Financial Officer of the Company; former Chief Financial Officer of Square Two Financial and multiple business units of First Data Corporation including First Data Financial Services; former Manager of Audit Services and former Senior Manager of Business and Risk Consulting at Arthur Andersen LLC; Bachelor of Business Administration-Accounting and Masters of Accountancy from the University of Denver.

Christopher S. Shackelton is a co-founder at Coliseum Capital Management, LLC and serves as a Managing Partner. Coliseum Capital Management, LLC is a beneficial owner of more than 5% of our outstanding common shares; as such, Mr. Shackelton may be deemed to also be a beneficial owner of such shares as described in Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
Mr. Shackelton offers extensive experience based upon his service on multiple corporate boards. He is currently the Chairman of the Board for Providence Service Corporation (NASDAQ: PRSC), of which he has been a director since November 2012. Since 2012, Mr. Shackelton has also served on the Audit Committee and Corporate Development Committee for LCH Group Inc. (NASDAQ: LHCG). Since March 2015, Mr. Shackelton has also served on the Compensation and Corporate Development Committee for BioScrip Inc. (NASDAQ: BIOS). Prior to his current directorships, Mr. Shackelton served on the Board of Rural/Metro Corp. from 2008 to 2011 and Interstate Hotels & Resorts, Inc. from 2009 to 2010. Mr. Shackelton serves as a Trustee for New Haven Community Outreach and Chairman for The Connecticut Open at Yale. During the early 2000s, Mr. Shackelton worked as an analyst for Morgan Stanley & Co. and Watershed Asset Management LLC. Mr. Shackelton holds a Bachelor of Arts in Economics from Yale University.

Director Qualifications:

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Leadership Experience - Managing Partner of Coliseum Capital Management, LLC; Chairman of the Board of Providence Service Corporation, Director for LCH Group Inc., Director for BioScrip Inc.; Prior Director for Rural/Metro Corp. and Interstate Hotels & Resorts, Inc.

•
Industry, Finance and Investment Experience - Managing Partner of Coliseum Capital Management, LLC, a private investment company; Watershed Asset Management LLC, leading investments in the energy sector; Morgan Stanley & Co within Investment Banking, Power & Utilities Group.

J. Taylor Simonton has over 45 years of experience in financial accounting and auditing. Since October 2013, Mr. Simonton has been a director of Escalera Resources Co. f/k/a Double Eagle Petroleum (OTC: ESCR), a developer of natural gas and crude oil properties in the Rocky Mountain region. He currently serves Escalera Resources as the Audit Committee Chair and a member of the Compensation and Nominating and Governance Committees. From September 2008 to July 2015, Mr. Simonton was a director of Crossroads Capital, Inc. f/k/a BDCA Venture, Inc. (NASDAQ: XRDC), a business development company and closed-end mutual fund. He served Crossroads Capital as the Lead Director, Chair of the Audit Committee and a member of the Nominating & Governance, Compensation and Valuation Committees and also served as the Chair of the Valuation Committee from 2008 to 2011. Mr. Simonton served as a director and Chair of the Audit Committee for Zynex, Inc. (OTC: ZYXI) from October 2008 to January 2014. He served as a director, Chair of the Audit Committee (2005-2009), and a member of the Nominating and Governance Committee of Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) from September 2005 to May 2013. Mr. Simonton was a member of the Board of Directors of the Colorado Chapter of the National Association of Corporate Directors (“NACD”) from September 2005 to July 2015, serving at various times as the Chairman, President, Treasurer and Publicity Chair/Editor. Mr. Simonton is a Board Leadership Fellow, the highest director credential of NACD. He is a member of the American Institute of CPAs and Colorado Society of CPAs. For 35 years, Mr. Simonton served at PricewaterhouseCoopers, LLP (“PwC”), the world’s largest accounting and professional services firm, including 23 years as an Assurance Partner and seven years in the firm’s SEC Department of its National Professional Services Group, four of which were international. Mr. Simonton received a B.S. degree in accounting from the University of Tennessee and is a CPA.
Director Qualifications:

•
Leadership Experience - Director and Chair of the Audit Committee of Escalera Resources Co.; previously Lead Director, Chair of the Audit Committee and Chair of the Valuation Committee of Crossroads Capital, Inc., Director and Chair of the Audit Committee for Zynex, Inc., Red Robin Gourmet Burgers, Inc., and one other public company; Chairman, President, and Treasurer of the Board of Directors of the Colorado Chapter of NACD; Board Leadership Fellow, the highest director credential of NACD; and Colorado 2014 Outstanding Public Company Director, as awarded by the Denver Business Journal and NACD-Colorado.

•
Industry Experience - Varied experience throughout the years in the industry and as director of Escalera Resources Co., a developer of natural gas and crude oil properties in the Rocky Mountain region.

•
Finance Experience - Extensive and varied experience for over 45 years in financial accounting and auditing, including 35 years at PwC. He possesses a CPA and is member of the American Institute of CPAs and Colorado Society of CPAs.

L. Spencer Wells has over 15 years of experience as a financial analyst and is a Partner at Drivetrain Advisors providing extensive knowledge on portfolio management, proprietary trading, and special situation expertise. Prior to his work at Drivetrain Advisors, Mr. Wells served as a Senior Advisor at TPG Special Situations Partners. Mr. Wells currently serves on the Board for the Center for Music National Service, for which he has been a director since 2011. He has also served on the Board of Directors for Alinta Holdings from March 2013 to September 2013 and Kerogen Resources from January 2007 to April 2009. Mr. Wells is a Trustee, a member of the Investment Committee and Finance Committee, and Co-Chair of the Development Committee for Western Reserve Academy. From 2010 to 2012, Mr. Wells served as a partner for TPG Special Situations Partners, during which time he created and managed an investment portfolio approximated at $2.5 billion. From 2002 until 2009, Mr. Wells served as a Partner and a Portfolio Manager at Silverpoint Capital. While at Silverpoint, he covered the energy, chemicals, and building products sectors and managed an investment portfolio estimated at $1.3 billion. Mr. Wells holds a B.A. in Psychology from Wesleyan University and a Master of Business Administration from Columbia Business School.

Director Qualifications:

•
Leadership Experience - Senior Advisor and a prior partner at TPG Special Situations Partners, Director for the Center for Music National Service, prior Director for Alinta Holdings and Kerogen Resources, and Trustee and Co-Chair of the Development Committee for Western Reserve Academy.

•	Industry Experience - Through his various roles as a financial analyst, he has covered the energy chemicals and building products sectors.

•	Finance Experience - Extensive and varied experience with over 15 years of involvement as a financial analyst.
New Director Nominees
The following table sets forth certain information about our director nominees:

Name	Age	Position
Gilbert Li	38	Director Nominee
R. Carter Pate	61	Director Nominee
The specific experience, qualifications and background of each current director nominee follows:
Gilbert Li is the Co-Founder and Managing Partner of Alta Fundamental Advisers, a private investment company, since January 2013. He has spent his career focused on value oriented investing across the capital structure. From January 2009 through January 2013, Mr. Li was an investment analyst for JMB Capital Partners, a $1.3 billion hedge fund. He has also previously held the roles of portfolio manager, trader and investment analyst at Merrill Lynch, Watershed Asset Management and J.P. Morgan Investment Management. Mr. Li attended the University of California, Berkeley with majors in Chemical Engineering and Material Science Engineering and a minor in Business Administration.
Director Qualifications:

•	Leadership Experience - Co-Founder and Managing Partner of Alta Fundamental Advisers.

•	Industry Experience - Invested, analyzed, and traded many energy, alternative energy, coal, and tax credit-related companies.

R. Carter Pate is currently the Founder and Chief Executive Officer of Phoenix Effect, LLC, serving as a Consultant and Advisory Board Member to public and private Boards of Directors since 2014. Mr. Pate previously served as Chief Executive Officer of MV Transportation, Inc., the largest privately-owned passenger transportation contracting firm based in the U.S. from 2011 to 2014 and continues to serve as an independent strategic advisor to MV Transportation. From 1996 to 2011, Mr. Pate was employed by PwC, the world’s largest accounting and professional services firm. From 2010 to 2011, he was the U.S. and Global Managing Partner of PwC’s Capital Projects and Infrastructure practice. From 2008 to 2010, he was the Global and U.S. Managing Partner of PwC’s Health Care Practice, and from 2005 to 2008, he was the U.S. Managing Partner of Government Services. From 2004 to 2005, Mr. Pate was PwC’s Managing Partner of U.S. Markets, and from 2000 to 2004, Mr. Pate was PwC’s Managing Partner of Financial Advisory Services. He served as a Partner and Leader in PwC’s U.S. Restructuring Practices from 1996 to 2000. Mr. Pate previously served as a director, Interim President and Chief Executive Officer of Sun Television and Appliances, Inc., a national retailer, as a director and Chief Executive Officer of Sun Coast Industries, Inc. and as Director of Finance at William Hudson Chemical Trading. He also founded his own management consulting firm. Mr. Pate has a Master's degree in Accounting and Information Management from the University of Texas at Dallas and a B.S. degree in Accounting from Greensboro College and is a CPA.
Director Qualifications:

•
Leadership Experience - Founder and Chief Executive Officer of Phoenix Effect, LLC, CEO of MV Transportation, director, Interim President and CEO of Sun Television and Appliances, director and CEO of Sun Coast Industries, director of several public and private companies and multiple leadership positions at PwC.

•
Industry Experience - During Mr. Pate's years as a Partner in charge of PricewaterhouseCoopers' US Advisory Practice, the Advisory energy practice reported to him and he served as an advisor to a number of oil field services firms as well as a Fluid Catalyst Cracking (FCC) manufacturer. He also served as advisor to one of America's largest energy companies in a multi-year restructuring effort. As the US Managing Partner of PwC's government practice, he was involved in consulting relationships with US Government contracting energy companies. He maintains his DoD Top Secret Clearance.

Directors Who No Longer Serve
The Company's members of the Board of Directors during fiscal year 2015 but who no longer serve are as follows:

Name	Age	Position and Offices	Director Term
Michael D. Durham	66	Former President, Chief Executive Officer, Member of Stock Committee and Director	2003-2015
W. Phillip Marcum	72	Former Director, Chairman of the Board of Directors, Member of Nominating and Governance Committee and Finance Committee	2008-2016
Jeffrey C. Smith	64	Former Director, Chairman of the Board of Directors, Member of Compensation Committee and Nominating and Governance Committee	2003-2015

Dr. Michael D. Durham was a co-founder in 1985 of ADA Technologies, Inc., an Englewood, Colorado private company, which contracted with the federal government and others for development of emission technologies. ADA Environmental Solutions, LLC, our indirect wholly owned subsidiary, was originally spun-out of ADA Technologies in 1996. Dr. Durham served as our President, CEO, and a director since our reorganization in 2013 until April 30, 2015. He previously served as President, CEO and a director of ADA since 2003. He also served ADA as its CEO and served as President of ADA Environmental Solutions, LLC, an indirect wholly owned subsidiary, since its formation in 1996 through the end of 2013. In 2009, Dr. Durham served as a manager of ADA Carbon Solutions, LLC (“ADA-CS”), a former joint venture of ADA with Energy Capital Partners I, LP and its affiliated funds. In 1995, Dr. Durham led the formation of CCS and served as a Manager of this joint venture with NexGen Resources and Goldman Sachs. Dr. Durham has a B.S. in Aerospace Engineering from Pennsylvania State University, an M.S. and Ph.D. in Environmental Engineering from the University of Florida and an Executive M.B.A. from the University of Denver. Dr. Durham served as a member of the Board of the American Coal Council, a trade association of companies that sell, use and provide services related to coal, a Board member and President of the Institute of Clean Air Companies (“ICAC”), a trade association of companies that provide equipment to measure and control air pollution from, and a member of the National Coal Council, which advises the Secretary of Energy on coal-related issues.
Director Qualifications:

•
Leadership Experience - President, CEO and a director of our Company from 2003 through April 2015; Co-founder of ADA Technologies Inc.; President of ADA Environmental Solutions, LLC; Manager of ADA-CS; Manager of CCS; Executive M.B.A. from the University of Denver.

•
Industry Experience - M.S. and Ph.D. in Environmental Engineering from the University of Florida; Member of the Board of American Coal Council; Board member and officer of the Institute of Clean Air Companies; Member of the National Coal Council. Senior manager of technical projects and intellectual property development at the entities and in the capacities described above.

W. Phillip Marcum was the director of the Company since 2008 and Chairman of the Board since 2009. Mr. Marcum served as the Chairman and CEO of Lilis Energy, Inc. (NASDAQ: LLEX) (formerly Recovery Energy, Inc.) a Denver, Colorado-based energy company with operations focused in the Denver Julesburg basin from November 2012 through April 2014. In July 2011, he was appointed as a director of Lilis Energy. Mr. Marcum served as a chairman of the board of Applied Natural Gas Fuels, Inc., a liquefied natural gas producer based in Westlake Village, California (OTC: AGAS) from 2008 to 2013. He has served as a director of Key Energy Services (NYSE: KEG), an oilfield services company based in Houston, Texas, since 1996. Prior to his appointment to the Board of Key Energy Services, he was the non-executive Chairman of the Board of WellTech, Inc., an energy production services company, from 1994 until March 1996, when WellTech was merged into Key Energy Services. From January 1991 to April 2007, Mr. Marcum was Chairman of the Board, President and Chief Executive Officer of PowerSecure International (NYSE: POWR), f/k/a Metretek Technologies, Inc. which develops energy and smart grid solutions for electric utilities, and their commercial, institutional, and industrial customers. He retired in April 2007. Mr. Marcum was a principal in MG Advisors, LLC from April 2007 to 2011. He holds a bachelor’s degree in Business Administration from Texas Tech University.

Director Qualifications:

•
Leadership Experience - Chairman and CEO of Lilis Energy, Inc.; Chairman of the Board of Applied Natural Gas Fuels; Director of Key Energy Services; Director of Recovery Energy; Non-executive Chairman of WellTech; Chairman, President and CEO of Metretek Technologies; Chairman of the Board of the Company.

•	Industry Experience - Extensive experience in oil and gas development stage and public companies at the entities and in the capacities described above.
Jeffrey C. Smith was a director of the Company from August 2003 through May 2015. He has unique experience with the air pollution control industry, the industry in which the Company operates, which has given him keen insight into clean air rules, as well as market dynamics and corporate decision-making within the industry. For over 17 years, as the Executive Director of ICAC, he led strategy discussions on government affairs with top management of scores of companies in the air pollution control industry. He has testified over ten times before the U.S. Congress and dozens of times before state clean air regulators. He has also written testimony on nearly 100 proposed clean air rules. He has spoken at conferences (often as the keynote speaker) focused on clean air rules and policy. Most of these national and international conferences were sponsored by organizations of industrial and utility companies who purchase air pollution controls. He is the author of over a dozen articles on clean air policy, and has been quoted widely in clean air trade journals, as well as The Washington Post, New York Times, and Wall Street Journal. Early in his career Mr. Smith served as an appellate litigation attorney for the U.S. Environmental Protection Agency, for which he received two special bonus awards for negotiation and brief-writing in matters involving the utility and coal industries. Mr. Smith also was a founder and acted as managing partner in ESI International from 1981 until April 2003. ESI is a consulting company that employs attorneys, engineers and scientists, and ESI’s primary client base is companies in the air pollution control field. After leaving ESI in 2005, Mr. Smith had his own consulting firm, the Law Offices of Jeffrey C. Smith, until December 2009, representing members of the air pollution control industry on government affairs. He retired in 2010. Mr. Smith holds a B.A., magna cum laude, in economics from Duke University, where he was elected to Phi Beta Kappa. He also has a J.D. from The University of Michigan Law School. Mr. Smith served as chairman of the Nominating and Governance Committee from October 2010 to August 2013. He served on the Company’s Audit Committee from January 1 to October 13, 2010 and as our Chairman of the Board from March 2006 until June 2009. Mr. Smith had been a director of the Company for over ten years.
Director Qualifications:

•	Leadership Experience - Executive Director of ICAC; Founder and Managing Partner of ESI and the Law Offices of Jeffrey Smith; Chairman of ADA.

•	Industry Experience - Extensive and varied experience within the air pollution control industry and author of over a dozen articles on clean air policy.

•	Government Experience - Testified before Congress and state regulators; Appellate litigation attorney for the EPA.

Executive Officers of the Company
The following table sets forth certain information about our executive officers as of the date of this proxy statement:

Name	Age	Position
L. Heath Sampson	45	President, Chief Executive Officer and Treasurer, Director
A. Bradley Gabbard	61	Chief Financial Officer, Director
Christine B. Amrhein	54	General Counsel and Secretary
Sharon M. Sjostrom	49	Chief Product Officer
The specific experience, qualifications and background of each current executive officer is as follows:
L. Heath Sampson is the President, Chief Executive Officer and Treasurer of the Company. See Mr. Sampson's specific experience, qualifications and background in the "Directors of the Company" section above.
A. Bradley Gabbard has served as the Chief Financial Officer of the Company since June 12, 2015. See Mr. Gabbard's specific experience, qualifications and background in the "Directors of the Company" section above.

Christine B. Amrhein became Corporate Counsel and Vice President of the Company in July 2011 and was promoted to General Counsel in June 2012 and Secretary in August 2014. Prior to her appointment in 2011, Ms. Amrhein served as Vice President - Associate General Counsel of The TriZetto Group, Inc. from 2008 through 2011. From 2003 through 2008, Ms. Amrhein was Senior Counsel of First Data Corporation. From 1989 through 2003, Ms. Amrhein had various legal and business roles with The Timken Company. Ms. Amrhein holds a B.A. degree from Allegheny College, an M.A. degree from the University of Exeter and a J.D. degree from the University of Pittsburgh School of Law. Ms. Amrhein also completed the Executive Program at the University of Virginia Darden School of Business.
Sharon M. Sjostrom has served as our Chief Product Officer ("CPO") since July 2015, our Chief Technology Officer from January 2011 to July 2015 and as Vice President of Technology from January 2007 to December 2010. Previously she served the Company as Director, Technology Development since 2003 when we acquired her company EMC Engineering, LLC, an engineering services company, where she served as President since 2002. From 1998 until September 2002, Ms. Sjostrom served as Director of Emissions Control for Apogee Scientific, LLC, a provider of advanced engineering and environmental technologies. Ms. Sjostrom has a B.S. in Mechanical Engineering from Colorado State University, an M.S. in Mechanical Engineering from the California Institute of Technology and an Executive M.B.A. from the University of Denver.

Former Executive Officers

Individuals who served the Company as executive officers during the year ended December 31, 2015 but who no longer serve are as follows:

Name	Age	Positions
Michael D. Durham	66	President and Chief Executive Officer
Jonathan R. Lagarenne	56	Executive Vice President
Graham O. Mattison	44	Vice President of Strategic Initiatives and Investor Relations
Rachel A. Smith	41	Chief Accounting Officer
Michael D. Durham was the President and Chief Executive Officer of the Company until April 2015. See Dr. Durham's specific experience, qualifications and background in the "Directors Who No Longer Serve" section above.
Jonathan R.  Lagarenne served as our Executive Vice President from May 2012 until January 2016. Prior to joining our Company, from 2005 to 2012, he was a partner at Fox Rothschild LLP. Mr. Lagarenne was in private practice as an attorney at the Law Office of Jonathan Lagarenne from 2004 to 2005. He served on the Board of Directors of Turbosonic Technologies from 2002 to 2005. Mr. Lagarenne served as the Chief Executive Officer of Hamon Corporation from 2000 through 2003 and as the Chief Operating Officer from 1998 to 2000. From 1994 to 1998, he served as Vice President and General Counsel of Research-Cottrell, Inc., serving as Associate Counsel prior to that. From 1990 to 1998, Mr. Lagarenne served in multiple regional counsel positions for Air & Water Technology Corporation. Mr. Lagarenne holds a B.S. degree in chemical engineering, with honors, from the University of Virginia and a J.D. degree from Rutgers School of Law.
Graham O. Mattison served as our Vice President of Strategic Initiatives and Investor Relations from February 2015 through April 2016, previously serving as Vice President of Investor Relations beginning in December 2012. Prior to joining our Company, he served as an Equity Research Analyst covering alternative energy and industrials for Lazard Capital Markets from 2007 through 2012, including coverage of ADA. From 2004 to 2007, Mr. Mattison served as an Equity Research Associate covering alternative energy, energy infrastructure and oilfield services for First Albany Capital. Previously, he served as an associate at MMC Energy, LLC and co-founded 1RoofRealty.com, serving as its Chief Operating Officer and Chief Financial Officer. He began his career as a financial analyst at Daiwa Securities and Churchill-Pryce Capital in their Bangkok, Thailand offices. He holds a B.A. degree from Hobart College and an M.B.A. degree with a specialization in global finance, with honors, from Thunderbird, The Garvin School of International Management.

Rachel A. Smith served as our Chief Accounting Officer from April 2014 until March 2015. Prior to her appointment as Chief Accounting Officer, Ms. Smith served our Company as Interim Corporate Controller and Director of Finance since January 2014. From November 2010 to January 2014, she was principal of Smith Financial Consulting, L.L.C., an accounting and finance and project management consulting firm based in Colorado, where she served as an Internal Audit, Financial Reporting, Technical Accounting and Project Manager. Smith Financial Consulting was a consultant to ADA from August 2013 through January 2014. Ms. Smith served ADA Carbon Solutions, LLC, our subsidiary at the time, and ADA as Director of Internal Audit from February through June 2007 and then as Corporate Controller from June 2007 to October 2010. She was the Internal Audit Supervisor for Newmont Mining Corporation (NYSE:NEM), a gold producer, from June 2006 through February 2007. Ms. Smith also served as an Audit Manager for Ernst & Young LLP. She holds a Bachelor of Commerce degree in accounting and finance from the University of Western Australia and an M.B.A. degree in finance from Curtin University of Technology.

Director Independence
Our current Board consists of six independent directors, as defined in NASDAQ Marketplace Rule 4200(a)(15). In our fiscal year 2015, all directors other than Dr. Durham, Mr. Gabbard and Mr. Sampson qualified as “independent directors.” The Board maintains audit, compensation, and nominating and governance committees, each of which was and is comprised solely of independent directors. The Board also currently maintains a Finance Committee and Stock Committee, both of which are comprised of independent and management directors. The charter of each committee is available on our website at www.advancedemissionssolutions.com under the “Corporate Governance” section of “ADES Investor Resources”.

Board Meetings and Committees
Our Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. However, in accordance with corporate legal principles, the Board is not involved in day-to-day operating matters. Members of the Board are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing analysis and reports sent to them weekly and monthly, and through discussions with the President and CEO and other officers.

The Board of Directors met 18 times in 2015. At each of the Board of Directors meetings the independent directors were polled to determine if they believed an Executive Session was needed. In 2015, the Board held 7 executive sessions where management of the Company was excluded. The Audit Committee met 24 times in 2015. The Compensation Committee met 11 times in 2015. The Finance Committee met 22 times in 2015. The Nominating and Governance Committee met 8 times in 2015. The Stock Committee did not meet in 2015 but did take action by unanimous written consent. All of the directors were present for more than 75% of the meetings of the Board of Directors and the committees of which they were members held during their individual terms.

Stockholder Communications to Directors
Any stockholder may communicate directly with the Board (or any individual director) by writing to the Chairman of the Board, Advanced Emissions Solutions, Inc., 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129 or by emailing the Board through the "Contact the Board" link on our website at www.advancedemissionssolutions.com. Any such communication should state the number of shares beneficially owned by the stockholder making the communication. Provided that such communication addresses a legitimate business issue, the Company or the Chairman will forward the stockholder's communication to the appropriate director. For any communication relating to accounting, auditing or fraud, such communication will be forwarded promptly to the Chairman of the Audit Committee.

Code of Ethics
We have adopted a Code of Ethics and Business Conduct, which incorporates our Insider Trading Policy, that applies to our officers, directors, and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or other persons performing similar functions, which includes a code of ethics as defined in Item 406(b) of SEC Regulation S-K. A copy of our Code of Ethics and Business Conduct, which was most recently amended on August 26, 2014, is available on our website at www.advancedemissionssolutions.com. We intend to disclose any amendments to our Code of Ethics and Business Conduct, or waivers of such provisions granted to executive officers and directors, on our website.

Board Leadership Structure and Role in Risk Oversight
We have a policy of keeping the roles of Chief Executive Officer and Chairman of the Board separate, and the roles are currently filled by two different individuals. We believe this arrangement is appropriate as it recognizes the distinction between the role played by the Chief Executive Officer, which is a position being more heavily oriented towards day-to-day management, while the Chairman functions as an independent director whose role is to oversee the Board of Directors and is also able to participate in and chair executive sessions of the Board.

 The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee periodically reports to the Board regarding briefings provided by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition to this compliance program, the Board encourages management to promote, and management is committed to promoting, a corporate culture that incorporates risk management into the Company’s strategy and day-to-day business operations. The Board and management continually work together to assess and analyze our most likely areas of risk.

Audit Committee
Our Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which currently consists of Messrs. J. Taylor Simonton, Derek C. Johnson, and Paul A. Lang. Our Board determined that Mr. Simonton and Mr. Lang are each an Audit Committee Financial Expert. Each Audit Committee member is “independent” as that term is used in the listing requirements for the NASDAQ Stock Market, and a brief listing of his relevant experience is stated in his biography above under the caption entitled “Directors of the Registrant.”

The role and functions of the Audit Committee are set out in the Audit Committee Charter, originally adopted by the Company’s Board and most recently amended on March 1, 2015. The role of the Audit Committee is one of oversight of the services performed by the Company’s independent registered public accounting firm. The Audit Committee’s functions include the following: reviewing and assessing the Audit Committee Charter annually; overseeing the Company’s compliance with legal, ethical and regulatory requirements, including the Code of Ethics and Business Conduct and approving related party transactions; overseeing the Company’s processes to identify and manage business and financial risk; appointing, approving the compensation of and reviewing the Company’s relationships with its independent registered public accounting firm and/or other auditors and assessing the impact such relationships may have on the auditors’ objectivity and independence; taking other appropriate action to oversee the independence of the outside auditors; reviewing and considering the matters identified in Auditing Standard 16 adopted by the Public Company Accounting Oversight Board (“PCAOB”) with the outside auditors and management; reviewing and discussing the Company’s financial statements and report on internal control with the outside auditors and management; recommending whether the Company’s audited financial statements should be included in the Company’s Form 10-K for filing with the SEC; and reporting to the Board on all such matters. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with the Company’s management and independent registered public accounting firm.

The Audit Committee is responsible for appointing and approving the compensation of, and reviewing the Company’s relationships with, its independent registered public accounting firm and assessing the impact such relationship may have on the auditors’ objectivity and independence. The Audit Committee pre-approves all audit or non-audit services performed by our independent accountant in accordance with Audit Committee policy and applicable law. The Audit Committee approved the appointment of Hein as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ended December 31, 2015. On June 12, 2015, based on a recommendation of the Audit Committee after an extensive competitive proposal process, the Company engaged Hein as the independent registered public accounting firm for the Company for the fiscal years ended December 31, 2013, 2014 and 2015. Hein also performed a re-audit for the restated financial statements for the fiscal year ended December 31, 2012. On April 13, 2016, the Audit Committee approved the appointment of Hein as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2016; see Proposal Two for additional information.

Compensation Committee
Our Board has appointed a Compensation Committee currently consisting of Ms. Clarke and Mr. Lang. Ms. Clarke currently serves as the chairperson of the Compensation Committee. The responsibilities of the Compensation Committee, as set forth in the Compensation Committee Charter, most recently amended on September 9, 2015, include reviewing our executive compensation programs to analyze their alignment with attracting, retaining and motivating our executive officers to achieve our business objectives; establishing annual and long-term performance goals for our executive officers and evaluating their performance in light of such goals, reviewing, approving and, when appropriate, making recommendations concerning our long-term incentive plans, reviewing and making recommendations regarding stockholder proposals related to compensation and administering our equity-based and employee benefit plans. See “Executive Compensation” below for additional information.

Nominating and Governance Committee
Our Board has appointed a Nominating and Governance Committee currently consisting of Ms. Clarke and Messrs. Johnson and Lang. Mr. Johnson serves as the chairman of the Nominating and Governance Committee. The responsibilities of the Committee, as set forth in the Nominating and Governance Committee Charter, most recently amended on September 9, 2015, include selecting director nominees for the Board, reviewing director compensation and benefits, submitting the same to the entire Board for approval, overseeing the annual self-evaluation of the Board and its committees, recommending the structure and composition of Board committees to the entire Board for approval, monitoring in conjunction with the Audit Committee compliance with our Code of Ethics and Business Conduct, granting any waivers thereto with respect to directors and executive officers, recommending individuals to serve as Chairperson of the Board and Chief Executive Officer, and reviewing the Chief Executive Officer’s recommendations for individuals to serve as executive officers and analyzing and recommending such persons to the Board.

Criteria established for the selection of candidates for the Board include:

a.	An understanding of business and financial affairs and the complexities of an organization that operates as a public company;

b.	A genuine interest in representing all of our stockholders and the interests of the Company overall;

c.	A willingness and ability to spend the necessary time required to function effectively as a director;

d.	An open-minded approach to matters and the resolve and ability to independently analyze matters presented for consideration;

e.	A reputation for honesty and integrity that is above reproach;

f.	Any qualifications required of independent directors by the NASDAQ Stock Market and applicable law; and

g.
As to any candidate who is an incumbent director (who continues to be otherwise qualified), the extent to which the continuing service of such person would promote stability and continuity in the Boardroom as a result of such person’s familiarity and insight into the Company’s affairs, and such person’s prior demonstrated ability to work with the Board as a collective body.

Director nominees are generally identified by our officers, directors or stockholders based on industry and business contacts. Regardless of the source of the nomination, nominees are interviewed and evaluated by the Nominating and Governance Committee, other members of the management team, and the Board as deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee then presents qualified candidates to the Board for a final discussion and vote.
We do not have a formal policy with respect to the consideration of diversity in the identification of director nominees, but the Nominating and Governance Committee strives to select candidates for nomination to the Board with a variety of complementary skills so that, as a group, the Board possesses the appropriate talent, skills and expertise to oversee the Company’s businesses.
Under the Nominating and Governance Committee Charter, the Nominating and Governance Committee will consider nominees submitted by our stockholders. Recommendations of individuals that meet the criteria set forth in the Nominating and Governance Committee Charter for election at our 2017 annual meeting of stockholders may be submitted to the Committee in care of Christine B. Amrhein, General Counsel and Secretary, at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129 no later than December 30, 2016.

Stock Committee
Our Board has appointed a Stock Committee currently consisting of Messrs. Sampson and Simonton. On June 18, 2008, our Board designated the Stock Committee to be Plan Administrator of the 2007 Plan with authority to determine the terms of, reserved stock for, and grant and issue restricted stock and other awards pursuant to the 2007 Plan for employees and consultants other than Directors and Officers of the Company. On January 22, 2010, our Board designated the Stock Committee to be Plan Administrator of the Amended and Restated 2010 Non-Management Compensation and Incentive Plan, as amended ("2010 Plan"), with limited authority to grant and issue up to 600,000 shares of the Company's common stock in certain circumstances as awards under the 2010 Plan and the terms of such awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Party Transactions
Our Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a written policy with respect to all related party transactions involving the Company. Under this policy, any related party transaction, as defined (which excludes transactions available to all employees generally and transactions involving less than $5,000), may be consummated or may continue only if:

1.
The Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

2.	The transaction has been approved by the disinterested members of the Board; and

3.	The compensation with respect to such transaction has been approved by our Compensation Committee.
Management must refer to the Audit Committee any related party transactions into which it proposes that the Company enter at its first regularly scheduled meeting each year. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, management must update the Audit Committee as to any material change to those proposed transactions. If management recommends any additional related party transactions subsequent to such meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by such Committee. If the Audit Committee does not ratify the transaction, however, management must make all reasonable efforts to cancel or annul such transaction.
Any material related party transaction must be disclosed to our full Board of Directors, and management must assure that all related party transactions are approved in accordance with any requirements of our financing or other agreements.
Related Party Transactions
Board of Director Matters
An Arch designee holds one seat on the Company’s Board of Directors (the “Board”). The appointment of one designee to the Board was made pursuant to a 2003 Subscription, as amended pursuant to the Company’s 2:1 stock split in March 2014, and Investment Agreement with Arch, as amended pursuant to the Company's 2:1 stock split in March 2014, whereby the Company’s management agreed to make available one seat on our Board for an Arch designee and to vote all shares and proxies they are entitled to vote in favor of such designee for so long as Arch continues to hold at least 200,000 shares of our common stock. In addition, as required by the Company's related-party transaction policy, the above noted agreements were approved by the Company’s Audit Committee before being recommended to the Board for approval and were then approved by the disinterested members of the Board. During the year ended December 31, 2012 and to August 2013, Robert E. Shanklin, the Vice President of Coal Technology of Arch served on the Company's Board. Upon Mr. Shanklin's resignation, Paul A. Lang, the current President and COO of Arch Coal began serving on the Company's Board.
From May 2014 through September 2014, A. Bradley Gabbard, a member of the Board of Directors since November 2012, entered into a consulting agreement with the Company to assist in the Restatement process, as discussed in Note 2 of the Consolidated Financial Statements. Mr. Gabbard received compensation of $0.1 million during this period related to the services provided. In addition, as required by the Company's related-party transaction policy, the above noted agreements were approved by the Company’s Audit Committee before being recommended to the Board for approval and were then approved by the disinterested members of the Board. Immediately upon approval of the consulting agreement by the Board, Mr. Gabbard resigned from the Audit Committee and as Chairman of the Audit Committee. Mr. Gabbard abstained from any vote related to this matter.
Stockholders Matters
On October 22, 2015, the Company entered into a credit agreement for a $15.0 million term loan, with Franklin Mutual Quest Fund and MFP Investors LLC (the "Lenders"), and Wilmington Trust, National Association, as the administrative agent and collateral agent (the “Credit Agreement”), which was subsequently amended in 2016 as discussed below. Under the original loan terms and conditions, the Credit Agreement matured on April 22, 2016, subject to a three month extension at the Company's option to the extent certain conditions are met. The loan under the Credit Agreement bears interest at an annual rate equal to 10.5% and is subject to various prepayment and other premiums if certain events, including a change in control, occur. The Company received net proceeds of $13.5 million and recorded debt discounts and debt issuance costs of $1.5 million. The debt discounts and debt issuance costs will be amortized to interest expense using the effective interest method over the life of the Credit Agreement. The net proceeds were used to fund working capital needs and for the general purposes of the Company and its subsidiaries.

On February 8, 2016, the Company entered into the first amendment to the Credit Agreement that extended the 2015 SEC filings date to March 30, 2016. On March 30, 2016, the Company entered into the second amendment to the Credit Agreement, which extended the maturity date to July 8, 2016, extended the Company's filing date deadline related to its 2015 SEC filings to April 20, 2016, increased the stated interest rate from 10.5% to 15.0% and increased the minimum cash balance requirement from $3.0 million to $3.5 million. The Company incurred approximately $0.6 million in fees related to the second amendment.

All obligations of the Company under the Credit Agreement are unconditionally guaranteed by each of the Company’s wholly-owned domestic subsidiaries (other than ADA Analytics, LLC) and are secured by perfected security interests in substantially all of the assets of the Company and the guarantors, subject to certain agreed exceptions.

The Lenders are beneficial owners of securities in the Company. This Credit Agreement was approved by the Company's Board of Directors and Audit Committee as a related party transaction.

In connection with the above Credit Agreement, and the Company's pledge and assignment to the Collateral Agent for all of ADA's equity interests in Clean Coal Solutions Services, LLC ("CCSS"), the Lenders required that NexGen Refined Coal, LLC ("NexGen") consent to a pledge. The Company entered into an Indemnity Agreement with NexGen whereby ADES and ADA agreed to indemnify NexGen from and against any and all losses, claims, damages, liabilities, costs, fees or expenses, which may arise in connection with the Company pledging its CCSS equity interests. The Indemnity Agreement was approved by the Company's Board of Directors and by the Audit Committee as a related party transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Common Stock

The following table provides information with respect to the beneficial ownership of the Company’s common stock by (1) each Director of the Company, (2) each executive officer of the Company listed in the Summary Compensation Table, (3) all Directors and executive officers as a group, and (4) each person beneficially owning more than 5% of our outstanding common stock. We base the share amounts shown on each person’s beneficial ownership as of March 31, 2016 (including options exercisable or performance share units to be delivered within 60 days thereof), unless we indicate some other basis for the share amounts. Percentage ownership is calculated based on 21,946,017 shares outstanding as of December 31, 2015, including securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. As the Company's shares are traded OTC, each person beneficially owning more than 5% of our outstanding common stock is only required to report such holdings on an annual basis, rather than as events occur. Therefore, the Company has used the most recent annual filings related to the below table. Except as noted below, each of the individuals named below has sole voting and investment power for the respective shares.

Name (a)	Current Shares Beneficially Owned (a)	Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned
Christine Amrhein	47,737	—	47,737	*
Kim B. Clarke	9,209	10,000	19,209	*
Michael D. Durham (c)	544,645	—	544,645	2.48%
A. Bradley Gabbard	39,926	10,000	49,926	*
Derek C. Johnson	30,191	—	30,191	*
Jonathan R. Lagarenne (d)	27,162	—	27,162	*
Paul A. Lang (e)	—	—	—	*
W. Philip Marcum (f)	83,083	—	83,083	*
L. Heath Sampson	98,318	56,250	154,568	*
Christopher S. Shackelton (g)	2,099,345	3,333	2,102,678	9.58%
Sharon M. Sjostrom	46,705	—	46,705	*
J. Taylor Simonton	6,055	6,667	12,722	*
L. Spencer Wells	6,011	3,333	9,344	*
Group Total
All Directors and Executive Officers as a Group (13 persons)	3,054,031	89,583	3,143,614	14.27%
Certain Other Owners:
Coliseum Capital Management, LLC (g)	2,099,345	3,333	2,102,678	9.58%
BlackRock, Inc. (h)	4,152,171	—	4,152,171	18.92%
Tricadia Capital Management, LLC (i)	1,204,264	—	1,204,264	5.49%
Greywolf Event Driven Master Fund (j)	2,100,000	—	2,100,000	9.57%
Franklin Mutual Quest Fund (k)	1,724,209	—	1,724,209	7.86%

* Less than 1%

(a)
Except as otherwise noted and for shares held by a spouse and other members of the person's immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated shares. This column also includes shares held in trust that are beneficially owned. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)
This column includes any shares that the person could acquire through June 30, 2016, by (1) exercise of an option granted by the Company; or (2) Performance Share Units granted by the Company to be delivered prior to June 30, 2016.

(c)	As of April 30, 2015, the date of termination of Dr. Durham’s employment with the Company.

(d)	As of January 8, 2016, the date of termination of Mr. Lagarenne’s employment with the Company.

(e)	Shares issued for services from Mr. Lang are issued to Arch Coal, Inc. As of January 31, 2016, Arch Coal, Inc. beneficially owned 225,005 shares.

(f)	Mr. Marcum was a director of the Company as of March 31, 2016; he retired from the Board of Directors effective on April 13, 2016.

(g)
Based on schedule 13D/A filed by Coliseum Capital Management, LLC on October 6, 2014 with the SEC reporting beneficial ownership as of October 2, 2014. Coliseum Capital Management, LLC has sole voting power over 2,099,345 shares and sole dispositive power over 2,099,345 shares. Coliseum Capital Management, LLC address is Metro Center 1 Station Place, 7th Floor South Stamford, CT. Mr. Shackelton, a member of the Board of Directors, is also a Manager of Coliseum Capital Management, LLC and has dispositive powers.

(h)
Based on schedule 13G/A filed by BlackRock, Inc.'s on January 8, 2016 with the SEC reporting beneficial ownership as of December 31, 2015. BlackRock, Inc.'s has sole voting power over 4,152,171 shares and sole dispositive power over 4,152,171 shares. BlackRock, Inc.'s' address is 55 East 52nd Street, New York, NY.

(i)
Based on schedule 13G filed by Tricadia Capital Management, LLC on February 3, 2015 with the SEC reporting beneficial ownership as of December 31, 2014. Tricadia Capital Management, LLC has sole voting power over 1,204,264 shares and sole dispositive power over 1,204,264 shares. Tricadia Capital Management, LLC' address is 780 Third Avenue, 29th Floor, New York, NY.

(j)
Based on schedule 13G filed by Greywolf Event Driven Master Fund on April 27, 2015 with the SEC reporting beneficial ownership as of April 27, 2015. Greywolf Event Driven Master Fund has sole voting power over 2,100,000 shares and sole dispositive power over 2,100,000 shares. Greywolf Event Driven Master Fund' address is 4 Manhattanville Road, Suite 201, Purchase, NY.

(k)
Based on public disclosures made by Franklin Mutual Quest Fund on December 31, 2015 reporting beneficial ownership as of December 31, 2015. Franklin Mutual Quest Fund holds 1,724,209 shares. Franklin Mutual Quest Fund's address is 101 John F. Kennedy Parkway 3rd floor Short Hills, NJ 07078-2716.

Restricted Stock Units and Performance Share Units

Restricted stock awards ("RSA's") represent restricted shares of our common stock that will that become unrestricted based upon vesting, subject to risk of forfeiture and cancellation. The holders of RSA's do not have voting rights, however, they entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock. The RSA awards vest pursuant to dates established by their corresponding Restricted Stock Award Agreements.
Performance share units ("PSU's") represent the right to receive, upon settlement of the PSU's after the completion of a three-year performance period, a number of shares of our common stock that may be from zero to two hundred percent of the number of PSU's granted on the award date, depending on the extent to which we have achieved our performance goals and the extent to which the PSU's have vested. The holders of PSU's do not have voting rights, however, they are they entitled to receive cash payments equal to any cash dividends or other distributions paid in cash on our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended December 31, 2015, the following persons subject to Section 16(a) beneficial ownership reporting filed late reports:

Reporting Person	No. of Late Reports	Total No. of Transactions Reported Late
Christine B. Amrhein	1	3
Jonathan R. Lagarenne	2	3
Graham O. Mattison	1	2
L. Heath Sampson	1	1
Sharon M. Sjostrom	1	2
Rachel A. Smith	1	1

Each Section 16 person listed above transferred shares to the Company to cover tax withholding obligations upon vesting of Restricted Stock Awards in early January 2015, for which Forms 4 were filed one to four days late due to an administrative delay. In addition, the Form 4 for shares transferred to the Company to cover tax withholding obligations upon vesting of Mr. Lagarenne's Restricted Stock Award on May 31, 2015 was filed several weeks late due to an inadvertent administrative oversight.

The Company is not aware of any unreported transactions for 2015.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee has reviewed and discussed with the Company’s management the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2015.
Based on the review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis for the year ended December 31, 2015 be included in this Proxy Statement for filing with the SEC.
Respectfully submitted,

The Compensation Committee:	Kim B. Clarke, Chairperson
Paul A. Lang

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we provide an analysis and explanation of our compensation program and the compensation earned by our named executive officers in the fiscal year ended December 31, 2015. Our Compensation Committee is charged with establishing the Company’s philosophy for executive compensation and approval, oversight, implementation and administration of executive compensation and benefits. Generally, the President and Chief Executive Officer of the Company makes recommendations to the Compensation Committee regarding executive compensation; however, authority to approve compensation, performance goals and objectives for all executives is vested in the Compensation Committee.

Our Compensation Committee has the sole authority to engage and compensate a compensation adviser and in November 2012 determined it was in the best interest of the Company to engage a compensation adviser to assist with the design and implementation of compensation arrangements starting in 2013. In November 2012, our Compensation Committee completed a competitive bidding process and selected Longnecker & Associates (“Longnecker”). Based on disclosures made by Longnecker, the Compensation Committee determined that Longnecker meets the independence criteria of Rule 10C-1 of the Securities Exchange Act of 1934, as amended. Longnecker does not provide any other services to the Company.

In 2013, 2014 and 2015, Longnecker advised the Company on:

•	selection of a peer group for purposes of analyzing and comparing executive compensation data and benchmarking Company performance;

•	executive officer base salaries and incentive compensation for 2013, 2014 and 2015;

•	development of STIP (defined below) metrics for 2013, 2014 and 2015;

•	termination of the RC Plan (defined below);

•	replacement of the RC Plan with the LTIP (defined below) and a profit sharing incentive plan for our employees; and

•	the compensation aspects of employment agreement terms for our executive officers, as described below.

Overview - Executive compensation philosophy

Our philosophy for executive compensation is set forth in a document entitled “Executive Compensation Philosophy and Objectives” (the “EC Philosophy”) adopted by the Compensation Committee on January 2, 2014, which replaced our Amended and Restated Advanced Emissions Solutions, Inc. Executive Compensation Plan (the “EC Plan”). The EC Philosophy is designed to support achievement of our strategies and goals, thereby creating long-term value for our stockholders and customers and ensuring our ability to recruit and retain highly qualified executive employees. Our EC Philosophy:

•	Supports our Company’s vision, mission, strategy, and values to generate profitability and sustained growth in the long-term best interests of our stockholders.

•	Aligns executive compensation with measures of performance tied to the strategic and operational performance of the business and stockholder returns.

•
Rewards executives on the basis of merit for individually and collectively achieving a leadership culture, innovation and excellence within the Company, and delivering sustained high performance of the Company, taking into consideration each executive’s qualifications, level of responsibility and contribution to the Company’s long term performance.

•	Encourages competency-building by linking career development, performance management and compensation rewards.

•	Attracts and retains the best executive talent and a highly qualified diverse workforce within a non-discriminatory, merit-based compensation program.

•
Utilizes external compensation data to benchmark comparable positions in similar industries and companies within our geographical region as one key factor in establishing the competitiveness of our executive salaries, incentives and benefits.

Incentive cash bonuses and long term equity incentive awards consistent with the EC Philosophy are made under our 2007 Plan. We believe that our compensation policies and practices do not motivate excessive or imprudent risk-taking. We note the following key aspects of our compensation policies and practices in making this determination:

•	The Company’s EC Philosophy is based on balanced performance metrics that promote disciplined progress towards long-term Company goals in addition to the short-term health of the organization;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value; and

•	The Company’s compensation programs are weighted towards offering long-term incentives.
Because of these factors, we believe that our compensation policies and practices, both for our employees generally and for our executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company provides its stockholders with the opportunity to cast an advisory vote on annual executive compensation (a “say-on-pay proposal”). A say-on-pay proposal will generally be put forth annually; however, because the Company did not hold an Annual Meeting of Stockholders in 2014 or 2015, there was no say-on-pay proposal regarding the executive compensation for each of the fiscal years ended December 31, 2013 and 2014 pursuant to Rule 14a-21 under the Securities Exchange Act of 1934, as amended. Proposal 3 included in the Proxy Statement is a say-on-pay advisory vote regarding the executive compensation for the fiscal year ended December 31, 2015. The Compensation Committee reviewed the results of the say-on-pay proposal from the June 2013 ADA Annual Meeting of Shareholders, where approximately 91.4% of the votes cast on the say-on-pay proposal were in favor of the proposal. The Compensation Committee will continue to consider the results of the Company’s say-on-pay votes when making future compensation decisions for the Company’s executive officers, including named executive officers.
Compensation of Named Executive Officers
The Company's named executive officers ("NEOs") for 2015 were:

Name	Age	Positions
L. Heath Sampson	45	President and Chief Executive Officer and Treasurer
Michael D. Durham	66	Former President and Chief Executive Officer
A. Bradley Gabbard	61	Chief Financial Officer
Jonathan R. Lagarenne	56	Former Executive Vice President
Sharon M. Sjostrom	49	Chief Product Officer
Christine B. Amrhein	54	General Counsel and Secretary

The compensation for our NEOs currently consists of three elements: base salaries, annual incentive cash bonuses and long term equity incentive awards in the form of restricted shares of our Common Stock (“RSA's”) and, Performance Share Units (“PSU's”) and, for Mr. Sampson in 2015, options to purchase our Common Stock (“Stock Options”) and Stock Appreciation Rights (“SAR's”). Executive compensation is designed to reward performance in a straightforward and transparent manner.

Base Salaries
Base salary is defined as ongoing, cash compensation paid bi-weekly based on such factors as job responsibilities, external competitiveness, and the individual’s experience and performance. Pay ranges have been set based on the market where the Company competes for similar positions, with consideration given for employees serving similar functions in comparable companies. Base salary is typically increased annually based on performance and cost of labor/living increases. In consultation with Longnecker, the Compensation Committee considers the size of and whether to grant merit increases based on data from comparable companies, as well as review of their annual performance and meeting objectives. The Company attempts to ensure middle market pay for solid performers and to consider higher levels of pay for outstanding performers. The Company does not intend to be a market leader in base compensation.

On January 28, 2013, the Compensation Committee approved an increase in Dr. Durham’s base salary to $504,400, in Mr. Lagarenne’s base salary to $301,600, in Ms. Sjostrom’s base salary to $228,800 and increases in the salaries of the Company’s other executive officers, all effective as of January 1, 2013 based on the Compensation Committee’s review of market data and recommendations from Longnecker.

On November 11, 2013, the Compensation Committee approved an increase in Dr. Durham’s base salary to $519,532, in Mr. Lagarenne’s base salary to $310,648, in Ms. Sjostrom’s base salary to $235,664 and increases in the salaries of the Company’s other executive officers, all effective as of January 1, 2014 based on the Compensation Committee’s review of market data and recommendations from Longnecker.

On July 29, 2014, the Compensation Committee approved a base salary of $350,000 for Mr. Sampson for his appointment as Chief Financial Officer effective August 27, 2014, based on the Compensation Committee’s review of market data and recommendations from Longnecker.

On March 3, 2015, the Compensation Committee approved an increase in Ms. Amrhein's base salary to $261,043 effective March 3, 2015, based on the Compensation Committee’s review of market data and recommendations from Longnecker.

On April 24, 2015, the Compensation Committee approved an increase in Mr. Sampson’s base salary to $500,000 effective April 1, 2015 given his promotion to President and Chief Executive Officer (in addition to his continued role as Chief Financial Officer until Mr. Gabbard’s appointment as Chief Financial Officer in June 2015) based on the Compensation Committee’s review of market data and recommendation from Longnecker.

On June 12, 2015, the Compensation Committee approved Mr. Gabbard's base salary of $350,000 upon his appointment as Chief Financial Officer.

Effective July 1, 2015, the Compensation Committee approved an increase in Ms. Sjostrom's base salary to $285,000 given her promotion to Chief Product Officer based on the Compensation Committee's review of market data and recommendation from Longnecker.

As of the date of this Proxy Statement, the Compensation Committee has not made any changes to base salaries in 2016.

Incentive Compensation
The Company utilizes incentive compensation in the form of stock and equity awards to motivate executives and align executive and stockholder interests. Incentive amounts are set based on job position and market practices. Incentives paid in cash are subject to payroll taxes and other customary withholdings. In addition to awards under the Company’s Short-Term Incentive Plan (“STIP”) and Long-Term Incentive Plan (“LTIP”), we generally grant restricted stock awards to new executive officers.

The STIP is designed to motivate executives to achieve critical short-term goals, typically within a twelve month period, that are expected to contribute to the long-term health and value of the Company. Incentives may be paid in cash or equity as determined by the Compensation Committee. For 2013, STIP awards were made under the EC Plan. On February 12, 2014, the Compensation Committee approved Amendment No. 2 to the Company’s 2007 Plan, which amended the 2007 Plan to make non-material changes to specifically allow for cash awards, such as under the STIP, and establish certain procedures for such cash awards. STIP awards for 2014 and 2015 were made under the 2007 Plan. The Compensation Committee adopted the Executive Short Term Incentive Plan (“ESTIP”) on September 9, 2015 to further establish terms and conditions for cash awards made under the STIP, and the Compensation Committee expects to make future STIP awards under the 2007 Plan and ESTIP.

The LTIP is designed to align executives’ interests with those of the Company’s stockholders. Equity awards are the primary long-term incentive instrument and may be in the form of RSA's, PSU's, Stock Options or SAR's. Equity awards may vest immediately, over time based on continuous service, or over time based on achievement of certain performance goals, as determined by the Compensation Committee, considering accounting and regulatory restrictions and the financial condition of the Company. LTIP awards are made under the 2007 Plan. Generally, equity awards are granted on or about the same day that the Compensation Committee approves such grant. Exercise prices are set based on the closing market price on the grant date.

From time to time the Board or Compensation Committee may recognize exemplary performance of any executive with a cash or equity award. Exemplary performance is performance that the Board or Compensation Committee determines to have required significant effort and commitment and is determined to have had a significant positive impact on the current or future performance of the organization. No such payments were made in 2015, 2014 or 2013 other than the RC Bonus and equity awards to Mr. Sampson described below.

The stock portions of the 2015, 2014 and 2013 incentive awards are shown below in the Summary Compensation table under the “Stock Awards” column. The cash portions of the 2015, 2014 and 2013 incentive awards are shown below in the Summary Compensation table under the “Non-Equity Incentive Plan Compensation” column.

STIP Incentive Compensation under the EC Plan for 2013

The performance metrics under the STIP for 2013 were based on the level of achievement, based on the Company’s budget, of earnings and retained ton tax credits, “value added revenue” (which is a non-GAAP financial figure based on total revenue less refined coal sales of CCS, an entity whose financial statements were consolidated with the Company prior to the restatements of such financial statements set forth herein), as described within the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company’s goal regarding sales of dry sorbent injection systems and activated carbon injection equipment and individual performance goals. The threshold, target and maximum payouts under the STIP were based on achieving 80%, 100% and 125% of each measure, respectively. STIP awards for each executive were based on a percentage of his or her base salary from 25% up to a maximum of 200%.

	Percentage of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Michael D. Durham	50%	100%	200%
Jonathan R. Lagarenne	33%	65%	130%
Sharon M. Sjostrom	25%	50%	100%

In early 2014, the Compensation Committee approved incentive awards earned by the executive officers of the Company and ADA (totaling 10 individuals) under the STIP based on 2013 performance of $1,797,384 in the aggregate.

STIP Incentive Compensation under the 2007 Plan for 2014

The performance metrics under the STIP for 2014 were based on the level of achievement, based on the Company’s budget, of earnings and retained ton tax credits, value added revenue, the Company’s goal regarding sales of dry sorbent injection systems and activated carbon injection equipment and individual performance goals. The threshold, target and maximum payouts under the STIP were based on achieving 80%, 100% and 125% of each measure, respectively. STIP awards for each executive were based on a percentage of his or her base salary from 25% up to a maximum of 200%.

	Percentage of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Michael D. Durham	50%	100%	200%
Jonathan R. Lagarenne	33%	65%	130%
Sharon M. Sjostrom	25%	50%	100%

On August 27, 2014, Mr. Sampson was awarded two short term cash incentive bonuses as part of his initial compensation package, which awards were amended and restated on March 3, 2015.  Each award was for approximately $79,000 and were earned upon (1) completion of the Company’s year-end 2013 financial statements and (2) filing of the Company’s audited year-end 2014 financial statements with the SEC, respectively.  On December 11, 2015, the Compensation Committee further amended the second award to be in the amount of approximately $379,000 in recognition of Mr. Sampson’s work relative to the Company’s organizational restructuring in 2015, with payment subject to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

On April 1, 2015, the Compensation Committee approved incentive awards earned by current and former executive officers of the Company (totaling the following seven individuals: Ms. Amrhein, Ms. Bustard, Ms. Sjostrom and Messrs. Durham, Lagarenne, Mattison and McKinnies) under the STIP based on 2014 performance of $655,283 in the aggregate. Due to the fact that the audited financial statements for the fiscal year ended December 31, 2014 were not available at that time, the Company’s performance regarding two of the 2014 STIP metrics was not yet determinable. Those two metrics relate to earnings and retained ton tax credits and value added revenue. The Compensation Committee subsequently made a determination on November 17, 2015 based on internally prepared restated financial statements for 2014 that no payout will be made for the two remaining metrics.

STIP Incentive Compensation under the 2007 Plan and ESTIP for 2015

On September 9, 2015, the Compensation Committee approved a performance metric under the ESTIP for 2015 based on the level of revenue achieved by the Company. Additionally, the Committee approved a performance schedule whereby amounts that may be earned by individual participants may increase or decrease based on performance of individual performance goals. Target payout amounts are based on a percentage of each participant's base salary up to a maximum target amount of 65%, as set forth in the table below, with the threshold, target and maximum payouts at 50%, 100% and 150% of such target amounts, respectively. Messrs. Gabbard and Sampson received equity awards, described below within the LTIP awards, in lieu of participation in any 2015 ESTIP. In November 2015, the Compensation Committee verified that measures, targets and incentives under the ESTIP for 2015 are realistic, align with ethical values and performance related to internal controls and do not encourage excessive risk-taking.

As described below, Mr. Lagarenne received a cash payment in lieu of any payout under the 2015 ESTIP pursuant to the terms of his Waiver and Release Agreement in January 2016.

On March 1, 2016, the Compensation Committee approved a maximum payout amount under the ESTIP for 2015 for each of the three remaining participants at 75% of target based on the level of achievement of the metrics approved on September 9, 2015, with final payout amounts to be determined by the Chief Executive Officer.

Percentage of Base Salary
Named Executive Officer	Maximum
Jonathan R. Lagarenne	65%
Sharon M. Sjostrom	50%
Christine B. Amrhein	50%

The Compensation Committee has not approved any ESTIP for 2016 as of the date of this Proxy Statement.

LTIP Peer Group Companies and Benchmarking

The Compensation Committee, in consultation with Longnecker, establishes the group of peer companies for purposes of benchmarking the Company’s stock price performance for LTIP awards. The peer group is reviewed and adjusted on an annual basis or as needed to reflect changes to the Company and the potential peer group to reflect such things as merger and acquisition activity, revenue projections and strategic initiatives. LTIP awards include provisions to accommodate changes in the peer group such as, for example, if one peer company merges with another. The threshold, target and maximum payout amounts for equity awards that vest based on the Company’s stock price performance benchmarked against the peer group of companies (“Peer Group Equity Awards”) are 50%, 100% and 200%, respectively.

Peer Group Equity Award Payout Achievement Levels (Approximate Percentiles)
LTIP Year	Threshold	Target	Maximum
2013	29th	57th	99th
2014	29th	57th	99th
2015	24th	53rd	99th

For Peer Group Equity Awards granted in 2013 and 2014, the group of peer companies was:

American Pacific Corporation	Calgon Carbon Corporation
CECO Environmental Corp.	Future Fuel Corp.
Fuel-Tech, Inc.	Flotek Industries Inc.
GSE Holdings Inc.	Hawkins Inc.
Headwaters International	KMG Chemicals Inc.
PMFG, Inc.	Rentech, Inc.
Westmoreland Coal Co.	Met-Pro Corp.

Met-Pro Corp. was originally included in the group of peer companies for Peer Group Equity Awards granted in 2014 but was removed from the group by the Compensation Committee on February 12, 2014 due to the merger between Met-Pro Corp. and CECO Environmental Corp. on August 27, 2013.

For Peer Group Equity Awards granted in 2015, the group of peer companies was:

American Vanguard Corp.	Calgon Carbon Corporation
CECO Environmental Corp.	Clean Energy Fuels Corp.
EnerNOC, Inc.	FutureFuel Corp.
Fuel-Tech, Inc.	Flotek Industries Inc.
Hawkins Inc.	Headwaters International
KMG Chemicals Inc.	Lydall Inc.
PMFG, Inc.	Rentech, Inc.
Silver Springs Networks, Inc.	Solazyme, Inc.

The threshold, target and maximum amounts for equity awards that vest based on the Company’s stock price performance benchmarked against the Russell 3000 index (“Index Equity Awards”) are 60%, 100% and 200%, respectively.

For Index Equity Awards granted in 2013, 2014 and 2015, the threshold payout is achieved if the Company’s performance is no more than 10% below the performance of the Russell 3000 Index, target payout is achieved at even performance with the index, and maximum payout is achieved if the Company’s performance is at least 40% above the performance of the index.

LTIP Incentive Compensation under the 2007 Plan for 2013

In 2013 under the LTIP, ten executives, three of which were NEO's listed below, were granted RSA's that vest annually at a rate of one-third over a three year vesting period subject to continuous service and PSU's that vest on December 31, 2015, the end of the three year performance period, subject to the Company’s total stockholder return as compared to a group of peer companies determined by the Compensation Committee (target payout at 53rd percentile) and the Russell 3000 Index (target payout at even performance against the index). LTIP awards for each executive were based on a percentage of his or her base salary from 65% up to a maximum of 375%.

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
Michael D. Durham	250%	375%
Jonathan R. Lagarenne	75%	112.5%
Sharon M. Sjostrom	65%	97.5%

LTIP Incentive Compensation under the 2007 Plan for 2014

On January 2, 2014, Messrs. Durham and Lagarenne were granted RSA's that vest annually at a rate of one-third over a three year vesting period subject to continuous service and PSU's that vest on December 31, 2016, the end of a three year performance period, subject to the Company’s total stockholder return as compared to a group of peer companies determined by the Compensation Committee (target payout at 50th percentile) and the Russell 3000 Index (target payout at even performance against the index). On April 21, 2014, Ms. Sjostrom was granted RSA's and PSU's subject to the vesting conditions described above. On August 27, 2014, the Compensation Committee granted Mr. Sampson, upon his appointment as Chief Financial Officer and Treasurer, RSA's and PSU's subject to the vesting conditions described above. LTIP awards for each executive are based on a percentage of his or her base salary from 65% up to a maximum of 375%.

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
Michael D. Durham	250%	375%
L. Heath Sampson (pro-rated)	150%	225%
Jonathan R. Lagarenne	75%	112.5%
Sharon M. Sjostrom	65%	97.5%

LTIP Incentive Compensation under the 2007 Plan for 2015

On March 3, 2015, six executives, four of which were NEO's and listed below, were granted RSA's that vest annually at a rate of one-third over a three year vesting period subject to continuous service and PSU's that vest on December 31, 2017, the end of a three year performance period, subject to the Company’s total stockholder return as compared to a group of peer companies determined by the Compensation Committee (target payout at 50th percentile) and the Russell 3000 Index (target payout at even performance against the index). On June 12, 2015, Mr. Gabbard was granted RSA's that would vest on the achievement of certain milestones regarding the Company’s SEC reporting obligations subject to continuous service. Upon the filing of the Company's SEC periodic reports related to the fiscal year ended December 31, 2015 and the quarters therein, Mr. Gabbard's awards became fully vested. LTIP awards for each executive are based on a percentage of his or her base salary from 45% up to a maximum of 337.5%, as noted below.

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
Michael D. Durham	225%	337.5%
A. Bradley Gabbard	125%	125%
L. Heath Sampson	135%	202.5%
Jonathan R. Lagarenne	67.5%	101.25%
Sharon M. Sjostrom	58.5%	87.75%
Christine B. Amrhein	45%	67.5%
The Compensation Committee has not approved any LTIP for 2016 as of the date of this Proxy Statement.
Additional Executive Compensation Plans
Refined Coal Activities Supplemental Compensation Plan
On April 20, 2010, the Compensation Committee of our Board adopted the Refined Coal Activities Supplemental Compensation Plan, which was amended and restated on November 9, 2011 (the “RC Plan”). The RC Plan provided for the allocation of annual incentive cash awards in an amount equal to seven percent of the “Net Contribution Margin” (as defined in the RC Plan) resulting from our “Refined Coal Activities” (as defined in the RC Plan), which at the time were activities of CCS as its financial statements were consolidated with ours prior to the restatement of financial statements, as described within the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The amount of each incentive award was calculated and paid annually following the close of each fiscal year and allocated as follows: three percent of Net Contribution Margin, or 42.85% of the amount of the award, was allocated to our Chief Executive Officer, Dr. Michael Durham, and four percent of Net Contribution Margin, or 57.15% of the amount of the award, was allocated to those eligible RC Plan participants selected by the CEO based on their contributions to our Refined Coal Activities during the prior fiscal year. The RC Plan was amended in November 2011 to clarify the “Revenue” and “Expense” components that were used to calculate the Net Contribution Margin and to include “Clawback Rights” pursuant to which we would be entitled to a return of amounts paid out under the RC Plan if we were required to refund any of the cash reflected in Revenue upon which an award was made. In February 2012, the Compensation Committee limited the “Clawback Rights” to apply only to our executive officers, set a minimum threshold for their application and provided that any clawback would be an offset against any future incentive compensation. These changes were made based on concerns as to the possible negative impact any exercise of such rights may have on employee morale, the costs and difficulty of administering any clawback and the unlikelihood that any such clawback right may arise.

Pursuant to the terms of the RC Plan, seven percent of the Net Contribution Margin, as defined in the RC Plan, received from the Company’s Refined Coal Activities funded the annual RC Plan incentive pool.  In 2010 and 2011, the Company awarded $430,000 and $283,000, respectively. In March 2013, the Compensation Committee approved the calculation of an award amount of approximately $223,000 for the Company's executive officers under the RC Plan based on Refined Coal Activities in 2011 due to cash distributions from CCS in 2013.

During 2012, the Compensation Committee discussed various changes to the RC Plan based on input from senior management and in March 2013 terminated the RC Plan in favor of the LTIP. In lieu of an award under the RC Plan with respect to Refined Coal Activities in 2012, on March 20, 2013, the Compensation Committee approved a discretionary bonus in the aggregate amount of approximately $723,000 based on the calculations that would have been made pursuant to certain of the changes discussed during 2012, including inclusion of an award based on tax credits generated by CCS during 2012 due to Refined Coal Activities.

2015 Equity Awards to CEO under the 2007 Plan

On June 6, 2015, the Compensation Committee approved a grant of Stock Options and SAR's to Mr. Sampson in recognition of his promotion to President and Chief Executive Officer. Mr. Sampson’s Stock Options to purchase 56,250 shares of the Company’s Common Stock are fully vested. His remaining Stock Options to purchase 243,750 shares of the Company’s Common Stock are subject to stockholder approval of Amendment No. 4 to the 2007 Plan on or before June 5, 2017. If approved, the Stock Option to purchase 43,750 shares will immediately vest and the remaining Stock Options to purchase 200,000 shares will vest in two tranches based on the earlier of the achievement of specified levels of performance of the Company’s common stock or eighteen and thirty six months after the grant date, respectively. These remaining 243,750 Stock Options were granted in “tandem” with an equivalent number of SAR's, which only vest in the event the Stock Options expire as a result of Amendment No. 4 to the 2007 Plan not being approved by stockholders on or before June 5, 2017, subject to the same vesting conditions of the Stock Options. The foregoing awards to Mr. Sampson at the time of his promotion were made in lieu of any additional awards under the ESTIP or LTIP for 2015.

2016 Equity Awards to CEO under the 2007 Plan

On December 11, 2015, the Compensation Committee approved the grant of a Restricted Stock Award for 72,000 shares of the Company’s Common Stock effective as of January 4, 2016 to Mr. Sampson in recognition of the importance of Mr. Sampson continuing to serve the Company as CEO.  The Restricted Stock Award will vest annually at a rate of one-third over a three year vesting period subject to Mr. Sampson’s continuous service.

Other Aspects of Executive Employment
In the event of a restatement of income, any overpayments of incentive pay made to executives based on such restatement of income may be reclaimed at the discretion of the Compensation Committee. As presented within the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company restated its financial statements for the year ended December 31, 2012, and quarter information for the first three quarters of 2013; the Compensation Committee has not yet determined whether there was an overpayment of incentive pay as a result of such restatements. On November 17, 2015, the Board and the Compensation Committee discussed incentive compensation amounts paid in 2013 and 2014, respectively, and decided to take no action with regard to clawbacks at that time.
We generally maintain key person term insurance for our CEO in the amount of $5 million and for our EVP and CPO in the amount of $2 million. The policies may be assigned to the individuals upon termination of employment (other than for cause) whereupon the executive would be responsible for any premium payments. Subsequent to the termination of the EVP's employment in January 2016, the Company terminated the key person insurance related to this role.
Executives are encouraged to own a number of shares of stock equal to a value of at least one (1) times the annual base salary. Ownership is calculated considering holdings of restricted stock and performance share units, whether or not such holdings have vested, private holdings, shares held in retirement accounts and other shares attributed the executive in accordance with

Section 16 of the Securities Act of 1933, as amended (the “Securities Act”). Holding of options also will be considered in the ownership calculation by adding the value of the spread of in-the-money options to the total value of other holdings. The Compensation Committee reviewed executive equity ownership against the ownership goals for our executives in September 2015 and confirmed all executives met the ownership guidelines at that time.
So long as the stock ownership guidelines are met, executives may sell unrestricted stock they have owned for a period greater than 12 months, and may exercise vested stock options and sell shares to pay for the exercise price and withholding tax, except as otherwise provided for in the underlying stock option agreement. It is preferred that executives own stock for a period greater than twelve months before selling it. The Company must be advised of any sale of stock options or shares of stock at least 30 days in advance or the executive must be engaged in a pre-announced program sale in compliance with federal securities laws, and such sales must be made in compliance with our insider trading policy.
Pursuant to Section 16(b) of the Exchange Act, executives leaving the Company may be required to hold their stock in the Company for at least six months after leaving the Company.
The 401(k) Plan is available to all eligible employees, including named executive officers. Pursuant to that plan, we make matching contributions to each eligible employee’s account up to 7% of the employee’s eligible compensation, and may make, at the discretion of the Board, contributions based on the profitability of the Company to those accounts. Beginning in June 2009 through the first quarter of 2014, we made our matching contributions in shares of the Company’s common stock. Subsequent to the first quarter of 2014, we made our matching contributions in cash. No discretionary contributions were made to the 401(k) Plan in 2013, 2014 or 2015 other than as discussed above. Investments in an employee’s account may be made in stocks, bonds, mutual funds and other investments permitted by the Plan’s administrator.
 Employee contributions to the 401(k) Plan are 100% vested. Company contributions become 100% vested if an employee’s employment ends after the date such employee attains normal retirement age (age 65), dies or becomes disabled. If an employee’s employment is terminated prior to the date the employee attains normal retirement age (65) or dies or becomes disabled, the Company’s matching contributions and any discretionary contributions will vest according to the schedule below:

Years of Vesting Service	Vested Percentage
Less than 2	—%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

Summary Compensation Table
The following table presents information regarding compensation earned by or awards to our NEOs during fiscal years 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

L. Heath Sampson	2015	464,780	—	530,203	2,550,000	79,158	15,104	3,639,245
President and Chief Executive Officer and Treasurer	2014	105,000	—	373,567	—	—	—	478,567
	2013	—	—	—	—	—	—	—

Michael D. Durham	2015	165,208	—	1,311,709	—	—	515,846	1,992,763
Former President and Chief Executive Officer	2014	519,532	—	1,599,621	—	248,094	18,200	2,385,447
	2013	504,400	309,903	1,518,659	—	643,350	17,947	2,994,259

A. Bradley Gabbard	2015	194,231	—	442,782	—	—	23,959	660,972
Chief Financial Officer	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—

Jonathan R. Lagarenne	2015	311,501	50,000	235,270	—	—	16,836	613,607
Former Executive Vice President	2014	310,648	—	286,948	—	96,424	18,200	712,220
	2013	301,600	32,920	301,364	—	213,438	92,242	941,564

Sharon M. Sjostrom	2015	259,896	50,000	169,292	—	—	15,136	494,324
Chief Product Officer	2014	235,664	—	188,644	—	56,269	15,522	496,099
	2013	228,800	62,435	198,075	—	144,317	15,676	649,303

Christine B. Amrhein	2015	260,227	50,000	131,796	—	—	18,158	460,181
General Counsel and Secretary	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—

(1)	Amounts in 2013 represent a discretionary bonus in lieu of an award under the RC Plan relating to refined coal activities. Amounts in 2015 represent retention bonuses paid to certain executives.

(2)
The amounts in this column represent the aggregate grant date fair values of PSU and RSA awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation-Stock Compensation" (FASB ASC Topic 718"). These grant date fair values have been determined based on the assumptions and methodologies discussed in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. PSU awards are subject to market-based performance conditions relating to the relative placement of the Company’s total stockholder return (“TSR”) for the three-year performance period with approximately 75% of the award based on the relative performance of the Company’s TSR performance compared to the respective TSRs of a specified group of peer companies and the remaining portion of the award based on the Company’s TSR performance compared to the Russell 3000 Index. The table below presents the PSU awards for the fiscal year ended December 31, 2015, 2014 and 2013 based on an earned percentage of 100% (grant date fair value disclosed above) and an earned percentage of 200%, which is the highest level of performance conditions that can be achieved. The difference between the “Stock Award” amounts in the table above and the “PSU-if earned, target ($)” amounts in the table below represents the grant date fair values attributable to the RSA awards.

Name and Principal Position	Year	PSU - if earned, target ($)	PSU - if earned, maximum ($)
L. Heath Sampson	2015	293,958	587,916
	2014	122,257	244,514
	2013	—	—
Michael D. Durham	2015	727,245	1,454,490
	2014	950,212	1,900,424
	2013	1,049,309	2,098,618
A. Bradley Gabbard	2015	—	—
	2014	—	—
	2013	—	—
Jonathan R. Lagarenne	2015	130,440	260,880
	2014	170,454	340,908
	2013	188,251	376,502
Sharon M. Sjostrom	2015	93,147	186,294
	2014	112,059	224,118
	2013	123,730	247,460
Christine B. Amrhein	2015	73,071	146,142
	2014	—	—
	2013	—	—
(3) The amounts in this column represent the aggregate grant date fair values of stock options and SAR's computed in accordance with FASB ASC Topic 718. These grant date fair values have been determined based on the assumptions and methodologies discussed in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(4) The amount in this column for Mr. Sampson represents the bonus earned under the STIP cash award, included as part of Mr. Sampson's compensation package upon his hiring. The other amounts in the column represent the bonuses earned during 2014 and 2013 performance periods under the STIP.
(5) The All other compensation amounts earned by each NEO are made up of the amounts in the table below:

Name	Year	Matching contributions to 401(k) ($)	Severance ($) (6)	Other ($)	Total ($)

L. Heath Sampson	2015	15,104	—	—	15,104
	2014	—	—	—	—
	2013	—	—	—	—

Michael D. Durham (6)	2015	8,462	488,384	19,000	515,846
	2014	18,200	—	—	18,200
	2013	17,947	—	—	17,947

A. Bradley Gabbard (7)	2015	—	—	23,959	23,959
	2014	—	—	—	—
	2013	—	—	—	—

Jonathan R. Lagarenne (8)	2015	16,836	—	—	16,836
	2014	18,200	—	—	18,200
	2013	12,029	—	80,213	92,242

Sharon M. Sjostrom	2015	15,136	—	—	15,136
	2014	15,522	—	—	15,522
	2013	15,676	—	—	15,676

Christine B. Amrhein	2015	18,158	—	—	18,158
	2014	—	—	—	—
	2013	—	—	—	—
(6) Pursuant to the Severance Agreement, Dr. Durham was due 1) severance of up to one year's base salary for a total amount of $519,532, 2) costs of obtaining replacement medical and dental coverage for a total amount of $7,554, 3) $175,000 in lieu of any payments under the 2015 STIP, and 4) $19,000 for an annual membership to the National Coal Council. The base salary and equity award amounts are subject to the terms and conditions contained with the Severance Agreement. This amount includes severance paid through December 31, 2015. Subsequent to December 31, 2015, additional amounts were paid to Dr. Durham through April 2016.
(7) Prior to Mr. Gabbard's appointment to Chief Financial Officer in June 2015, he received compensation as a director of the Company through May 31, 2015, including; 1) prorated annual retainer of $19,792 and 2) prorated committee fees of $4,167.
(8) The Company paid expenses in conjunction with Mr. Lagarenne's relocation to Colorado and provided an additional gross-up amount to cover the tax withholding obligation in the amount of $80,213.
Equity Compensation Plans (Stock Incentive Plans)
Pursuant to the Agreement and Plan of Merger dated as of March 25, 2013, the Company assumed the equity incentive plans of ADA and all awards made under such plans. On August 6, 2013, the Company authorized the General Amendment of Company Plans, which amended those plans listed below to refer to the Company and the Company’s common stock, par value $0.001, and change the governing law from Colorado to Delaware. Any amount of shares referenced with regard to the equity incentive plans identified below reflects the 2:1 stock split of the Company’s Common Stock on March 14, 2014 as required by the plan documents.
2005 Directors’ Compensation Plan
During 2005 we adopted the 2005 Directors’ Compensation Plan (the “2005 Plan”), which authorized the issuance of shares of common stock and the grant of options to purchase shares of our common stock to non-management directors. The 2005 Plan was approved by our stockholders at the 2005 Annual Meeting. The 2005 Plan is intended to advance our interests by providing eligible non-management directors an opportunity to acquire or increase an equity interest in the Company, create an increased incentive to expend maximum effort for our growth and success and encourage such eligible individuals to continue to service the Company. The 2005 Plan provides a portion of the annual compensation to our non-management directors in the form of awards of shares of common stock and vesting of options to purchase common stock for services performed for the Company. Under the 2005 Plan, the award of stock is limited to 2,000 shares per individual per year, and the grant of options is limited to 10,000 per individual in total. The aggregate number of shares of common stock reserved for issuance under the 2005 Plan totals 180,000 shares (100,000 in the form of stock awards and 80,000 in the form of options). The exercise price is the market price on the date of grant, the shares of common stock underlying the option will vest at a rate of no more than 3,334 shares per annual period per individual, and any unvested shares of Stock that are outstanding at the date the individual is no longer a director are forfeited. Shares may be issued and options may be granted under the 2005 Plan only to non-management directors of the Company or its subsidiaries. The 2005 Plan was administered by the Compensation Committee of the Board.

The 2005 Plan terminated ten years after the date of its adoption, which was March 17, 2015. During 2014, two 5-year options, to purchase 10,000 shares each, were awarded and as of December 31, 2015, four 10,000 five-year options remain outstanding.
2007 Plan
During 2007, we adopted the 2007 Equity Incentive Plan, which replaced the 2003 Plan. The plan was amended and restated as of August 31, 2010 to make non-material changes to assure compliance with Section 409A of the Internal Revenue Code and to increase the non-management director annual grant limit to 30,000 shares of common stock from 20,000 shares (the share amounts reflect the 2:1 stock split of the Company’s Common Stock on March 14, 2014). The 2007 Plan was amended pursuant to Amendment No. 1 to the plan, approved by the Board on January 25, 2011, re-approved by the Board on February 24, 2012 and approved by our stockholders on July 19, 2012, to increase the amount of authorized and issuable shares to 2,600,000 shares, and to also increase the limits of shares that may be granted to individuals and directors to 100,000 shares and 50,000 shares respectively.

The 2007 Plan was amended pursuant to Amendment No. 2 to the plan, approved by our Compensation Committee on February 12, 2014, to make non-material changes to the 2007 Plan to specifically allow for cash awards, such as under the Short Term Incentive Plan, and establish certain procedures for such cash awards.

Amendment No. 3 to the 2007 Plan was approved by the Compensation Committee on February 12, 2014 and the Board on February 13, 2014 and is pending stockholder approval. Amendment No. 3 amends the 2007 Plan to add performance criteria, which is required to qualify awards under the 2007 Plan as Performance-Based Compensation under Section 162(m) of the IRC. The 2007 Plan initially authorized the issuance to employees, directors and consultants of up to 2,600,000 shares of common stock, subject to automatic increases pursuant to the 2007 Plan’s evergreen provision, either as restricted stock, grants to underlie options to purchase shares of our common stock or other benefits under the plan (with a maximum number of shares of 3,600,000 authorized). Under the 2007 Plan, the award of stock is currently limited to not more than 100,000 shares per individual per year with a maximum of 50,000 shares grantable in any year to non-management Directors as established in Amendment No. 1 discussed above.

Amendment No. 4 to the 2007 Plan, which was approved by the Board on June 5, 2015 and is pending stockholder approval, proposed to increase the individual limit to 400,000 shares per individual per year(the limit for non-management directors will remain at 50,000 shares). This increase is to effectuate the Board's decision to compensate the CEO as discussed in the Additional Executive Compensation Plans section above. See Proposal No. 4 included in this Proxy Statement for more information about Amendment Nos. 3 and 4.

In general, all options granted under the 2007 Plan will expire ten years from the date of grant unless otherwise specified by the Board. The exercise price for options granted under the 2007 Plan will be the market price on the date of grant, and the shares of common stock underlying the option, RSA's, PSU's and SAR's will vest on the passage of specified times following the date of grant, the occurrence of one of more events, the satisfaction of performance criteria or other conditions specified by the Board. The 2007 Plan is administered by the Compensation Committee. During 2015, 56,250 Stock Options, 127,943 RSA's and 138,436 PSU's were granted. As of December 31, 2015, 706,509 shares have been reserved but not yet issued under the 2007 Plan.
401(k) Plan
Our 401(k) Plan allows the Company to issue shares of common stock to employees to satisfy its obligation to match employee contributions under the terms of the 401(k) Plan in lieu of matching contributions in cash. The Company reserved 600,000 shares of its common stock for this purpose. The value of common stock issued as matching contributions under the 401(k) Plan is determined based on the per share market value of our common stock on the date of issuance. During 2015, no shares were issued to satisfy the Company's obligation to match employee contributions. As of December 31, 2015, 229,618 shares of common stock are available for issuance under the 401(k) Plan.

2010 Non-Management Compensation and Incentive Plan
During 2010, our Board adopted the 2010 Non-Management Compensation and Incentive Plan, which authorized the issuance of shares of common stock, restricted stock or other rights or benefits under the plan to non-management employees and consultants. Our Board approved the Amended and Restated 2010 Non-Management Compensation and Incentive Plan in March 2011, readopted such plan in February 2012, and our stockholders approved the plan at the 2012 Annual Meeting. The purposes of the Amended and Restated 2010 Non-Management Compensation and Incentive Plan, as amended (the "2010 Plan") are to attract and retain the best available personnel, to provide additional incentives to non-management employees and consultants and to promote the success of the Company’s business. The number of shares authorized for issuance under the 2010 Plan is limited to 600,000.

The 2010 Plan will terminate ten years after the date of its adoption, if not earlier terminated by the Board. It may be amended, modified or terminated at any time if and when it is advisable in the absolute discretion of the Board, although certain amendments are subject to approval of regulatory bodies and our stockholders. The Compensation Committee is the Plan Administrator of the 2010 Plan, as is the Stock Committee with limited authority. During 2015, no RSA's were granted from the 2010 Plan. As of December 31, 2015, 565,452 shares of common stock are available for issuance under the 2010 Plan.

Grants of Plan-Based Awards Table
The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2015. The share amounts reflect the 2:1 stock split of the Company’s Common Stock on March 14, 2014.

	Grant Date		Estimated future payout under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards (1)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
L. Heath Sampson	3/3/2015	(2)	—	—	—	—	14,583	—	—	236,245
	3/3/2015	(3)	—	—	—	7,656	14,583	29,166	—	293,958
	6/5/2015	(4)	—	—	—	—	300,000	—	—	2,550,000
	12/11/2015	(5)	—	300,000	—	—	—	—	—	—
Michael D. Durham (5)	3/3/2015	(2)	—	—	—	—	36,078	—	—	584,464
	3/3/2015	(3)	—	—	—	18,941	36,078	72,156	—	727,245
A. Bradley Gabbard	6/12/2015	(6)	—	—	—	—	31,138	—	—	442,782
Jonathan R. Lagarenne	3/3/2015	(2)	—	—	—	—	6,471	—	—	104,830
	3/3/2015	(3)	—	—	—	3,397	6,471	12,942	—	130,440
Sharon M. Sjostrom	3/3/2015	(2)	—	—	—	—	4,255	—	—	68,931
	3/3/2015	(3)	—	—	—	2,234	4,255	8,510	—	85,770
	7/3/2015	(7)	—	—	—	—	568	—	—	7,214
	7/3/2015	(7)	—	—	—	298	568	1,136		7,377
Christine B. Amrhein	3/3/2015	(2)	—	—	—	—	3,625	—	—	58,725
	3/3/2015	(3)	—	—	—	1,903	3,625	7,250	—	73,071
(1) The grant date fair value of a PSU is calculated using a Monte Carlo simulation model, and the aggregate grant date fair value represented in this column for PSU's is calculated based upon the target number of PSU's granted.
(2) This amount represents RSA's granted under our 2007 Plan. The RSA's have no threshold or maximum amounts. The RSA's vest one-third on January 1, 2016, one-third on January 1, 2017, and one-third on January 1, 2018. Prior to vesting, the RSA's are subject to transfer restrictions and may be forfeited upon termination of employment. The RSA's are eligible for dividends. Holders of RSA's have no rights as stockholders of common stock, except for dividends, until such time as the RSA's are settled for shares of common stock as of the vesting date.
(3) These amounts represent PSU's granted under our 2007 Plan. PSU's represent the right to receive, upon settlement of the PSU's after the completion of a three-year performance period ending December 31, 2017 a number of shares of our common stock that may be from 0% to 200% of the number of PSU's granted on the award date, depending on the extent to which our performance criteria have been achieved and the extent to which the PSU's have vested. The performance criteria for the PSU's are based on a combination of our TSR for the performance periods and the relative measure of our TSR performance compared to the specified group of peer companies and Russell 3000 Index. The PSU's will vest on January 2, 2018. The target amount represents the number of shares of common stock earned and to be issued upon settlement of the PSU's, assuming we achieve the target performance level established by our Compensation Committee. The threshold amount represents the number of shares of common stock earned and to be issued upon settlement of the PSU's, assuming we achieve the threshold performance level. The maximum amount represents the number of PSU's issued and the shares of common stock earned and to be issued upon settlement of PSU's, assuming we achieve the maximum performance level.
(4) This amount represents stock options and SAR's granted under our 2007 Plan. These awards have no threshold or maximum amounts. Of these awards, 56,250 stock options were immediately vested on grant date. The other 243,750 stock options were granted contingent upon approval of Amendment No. 4 to the 2007 Plan by the Company's stockholders ("Plan Approval"). If Plan Approval is not obtained on or before June 5, 2017, the Mr. Sampson would become entitled to exercise, in exchange for the stock options, 243,750 SAR's that are subject to the same vesting schedule as the stock options and settled in cash based upon the appreciation, if any, of the Company's common stock on the day of exercise versus the day of grant. Of these 243,750 stock options or SAR's, 43,750 immediately vested on grant date, 100,000 will vest on December 5, 2016, and 100,000 will vest on June 5, 2018, or earlier based on the achievement of certain pre-established performance goals, subject to Mr. Sampson's continuous service.
(5) On December 11, 2015, the Compensation Committee amended Mr. Sampson's previous cash bonus award from $79,158 to $379,158 in recognition of Mr. Sampson's extensive work and for retention purposes, subject to the achievement of certain performance criteria.
(6) This amount represents RSA's granted under our 2007 Plan. The RSA's have no threshold or maximum amounts. The RSA's vested upon the filing of Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2015 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(7) Additional RSA's and PSU's granted under our 2007 Plan in recognition of Ms. Sjostrom's promotion to Chief Product Officer. The vesting schedules for these RSA's and PSU's follow the same schedules described above in footnotes (2) and (3) above, respectively.

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding RSA and PSU equity awards, adjusted for the 2:1 stock split of the Company’s Common Stock on March 14, 2014, held by our named executive officers as of December 31, 2015:

	Stock awards
Name	Number of shares that have not vested (#)		Market value of shares that have not vested ($) (1)	Equity incentive plan awards: number of unearned units that have not vested (#)		Equity incentive plan awards: market or payout value of unearned units that have not vested ($) (1)
L. Heath Sampson	2,977	(2)	21,256	4,466	(8)	31,887
	14,583	(3)	104,123	14,583	(9)	104,123
	—		—	—		—
Michael D. Durham	—		—	40,300	(10)	287,742
	—		—	24,506	(10)	174,973
	—		—	36,078	(10)	257,597
A. Bradley Gabbard	31,138	(4)	222,325	—		—
	—		—	—		—
	—		—	—		—
Jonathan R. Lagarenne	8,000	(5)	57,120	7,230	(11)	51,622
	2,410	(6)	17,207	4,396	(12)	31,387
	2,931	(2)	20,927	6,471	(12)	46,203
	6,471	(3)	46,203	—		—
Sharon M. Sjostrom	1,584	(6)	11,310	4,752	(11)	33,929
	1,927	(2)	13,759	2,890	(8)	20,635
	4,823	(3)	34,436	4,823	(9)	34,436
Christine B. Amrhein	2,133	(7)	15,230	3,836	(11)	27,389
	1,279	(6)	9,132	2,390	(8)	17,065
	1,593	(2)	11,374	3,625	(9)	25,883
	3,625	(3)	25,883	—		—
(1) The market value of RSA's and PSU's that have not vested is calculated using the closing price of $7.14 of our common stock on December 31, 2015. The market value of PSU's is calculated based upon an attainment level of the target amount.
(2) These RSA's vested one-third on January 2, 2015 and one-third on January 2, 2016, and the remaining one-third will vest on January 2, 2017.
(3) These RSA's vested one-third on January 2, 2016, and the remaining will vest one-third on January 2, 2017 and one-third on January 2, 2018.
(4) These RSA's vested upon the filing of Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2015 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(5) These RSA's vested one-fifth on January 2, 2014, one-fifth on May 31, 2014, and one-fifth on May 31, 2015, and the remaining will vest one-fifth on May 31, 2016, one-fifth on May 31, 2017.
(6) These RSA's vested one-third on January 1, 2014 and one-third on January 1, 2015, and the remaining one-third will vest on January 1, 2016.
(7) These RSA's vested 0% on July 18, 2012, 10% on July 18, 2013, 20% on July 18, 2014 and 30% on July 18, 2015, and the remaining 40% will vest on July 18, 2016.
(8) These PSU's vest on January 2, 2017. The PSU's are subject to a three-year performance period ending December 31, 2016. The award is reported at an earned percentage of 100%.
(9) These PSU's vest on January 2, 2018. The PSU's are subject to a three-year performance period ending December 31, 2017. The award is reported at an earned percentage of 100%.
(10) The PSU's performance period concluded on December 31, 2015 pursuant to Mr. Durham's severance agreement. The PSU's are subject to additional vesting requirements and will vest on April 30, 2016. The award is reported at an earned percentage of 100%.

(11) These PSU's vest on January 2, 2016. The PSU's are subject to a three-year performance period ending December 31, 2015. The award is reported at an earned percentage of 100%.
(12) Pursuant to Mr. Lagarenne's agreement describe below, these PSU's were subsequently modified on January 15, 2016. The performance period will end December 31, 2016 and vest on January 8, 2017. The award is reported at an earned percentage of 100%.
The following tables provide information regarding outstanding option awards, adjusted for the 2:1 stock split of the Company’s Common Stock on March 14, 2014, held by our named executive officers as of the fiscal years ended December 31, 2015:

Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date
L. Heath Sampson	56,250	13.87	6/5/2020
Michael D. Durham	—	—	—
A. Bradley Gabbard	10,000	9.77	10/29/2017
Jonathan R. Lagarenne	—	—	—
Sharon M. Sjostrom	—	—	—
Christine B. Amrhein	—	—	—

Option Exercises and Stock Vested for Fiscal Year End
The following table provides information regarding options exercised and stock vested, adjusted for the 2:1 stock split of the Company’s Common Stock on March 14, 2014, on an aggregate basis by our named executive officers as of December 31, 2015:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (1)
L. Heath Sampson (2)	—	—	9,311	103,047
Michael D. Durham (3)	—	—	87,450	1,393,709
A. Bradley Gabbard	—	—	—	—
Jonathan R. Lagarenne (4)	—	—	7,875	140,949
Sharon M. Sjostrom (5)	—	—	2,547	56,875
Christine Amrhein (6)	—	—	3,277	62,346
(1) The value realized on vesting and settlement of the RSA's and PSU's is computed by multiplying the number of shares of common stock issued upon the vesting and settlement of RSA's or settlement of PSU's by the per share average market price of the underlying shares on the date of settlement, or, if the settlement date was not a normal market trading date, then on the last normal market trading date which preceded the settlement date.
(2) The per share average market price utilized for the computation of the stock awards was $22.33 on January 2, 2015 for the vesting and settlement of the first tranche of the 2014 RSA awards; and $8.93 on August 27, 2015 for the vesting and settlement of Mr. Sampson's new hire award granted in 2014.
(3) The per share average market price utilized for the computation of the stock awards was $22.33 on January 2, 2015 for the vesting and settlement of the second vesting tranche of the 2013 RSA awards and the first vesting tranche of the 2014 RSA awards; and $13.84 on May 8, 2015 for the vesting and settlement of the third vesting tranche of the 2013 RSA awards, the second and third vesting tranches of the 2014 RSA awards, and all three tranches of the 2015 RSA award in accordance with Mr. Durham's severance agreement with the Company.
(4) The per share closing market price utilized for the computation of the stock awards was $22.33 on January 2, 2015, for the vesting and settlement of the second vesting tranche of the 2013 RSA awards and the first vesting tranche of the 2014 RSA awards; and $13.61 on May 31, 2015 for the third vesting tranches of the new hire award granted in 2012.
(5) The per share closing market price utilized for the computation of the stock awards was $22.33 on January 2, 2015, for the vesting and settlement of the second vesting tranche of the 2013 RSA awards and the first vesting tranche of the 2014 RSA awards.
(6) The per share closing market price utilized for the computation of the stock awards was $22.33 on January 2, 2015, for the vesting and settlement of the second vesting tranche of the 2013 RSA awards and the first vesting tranche of the 2014 RSA awards; and $12.74 on July 18, 2015 for the forth vesting tranches of the new hire award granted in 2011. The per share closing market price utilized for the computation of the stock awards by Ms. Amrhein's spouse, a former employee of the Company, was $22.33 on January 2, 2015 for the first tranche of the 2014 equity grant to employees; and $10.08 on August 11, 2015 for the remaining RSA shares outstanding in accordance with Mr. Amrhein's severance agreement with the Company.

Pension Benefits
No retirement payments or benefits were paid to any NEO of the Company in the fiscal years ended December 31, 2015, 2014 and 2013 except those matching contributions paid under the Company's Profit Sharing Retirement Plan, which is a tax-qualified defined contribution plan.
Nonqualified Deferred Compensation
Although the 2007 Plan allows for deferrals of payment, the Company does not currently have any nonqualified deferred compensation plans that apply to the NEOs nor are any such plans contemplate at this time.
Other Compensation
None.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
Potential Payments upon Termination or Change-in-Control
Amounts in this table assume the Company elects a one-year compliance period for the Restrictive Covenants as described below, except in the case of termination due to death or permanent disability, if a Change-in-Control event or termination of employment occurred on December 31, 2015.

Name	Cash Severance Payments ($)	Cash Bonus Payments ($) (a) (b)	Vesting of Equity Awards ($) (a)	All Other Compensation ($)	Total ($)
L. Heath Sampson	500,000	—	807,364	24,909	1,332,273
Michael D. Durham (c)	519,532	175,000	374,279	26,554	1,095,365
A. Bradley Gabbard	350,000	—	222,325	9,903	582,228
Jonathan R. Lagarenne (d)	310,648	201,921	208,588	25,000	746,157
Sharon M. Sjostrom	285,000	106,875	105,151	16,990	514,016
Christine B. Amrhein	261,043	97,891	97,939	16,990	473,863
(a) In the event of a termination due to death or permanent disability, only cash bonus payments and vesting of equity awards are paid.
(b) Messrs. Gabbard and Sampson received equity awards in lieu of participation in the 2015 STIP.
(c) Severance to Dr. Durham was triggered on April 30, 2015. Amounts in the table above for Dr. Durham are based on the amounts actually earned pursuant to Dr. Durham's Severance Agreement, described below, including amounts paid in 2015 and 2016 and estimated amounts yet to be paid. All Other Compensation paid to Dr. Durham includes $19,000 for membership in the National Coal Council.
(d) Severance to Mr. Lagarenne was triggered on January 8, 2016. Amounts used in the above table are based on the amounts actually earned pursuant to the Lagarenne Agreement, described below, including amounts paid in 2016 and estimated amounts yet to be paid.
Employment Agreements
We have executed employment agreements with all of our executive officers. The agreements with all of our executive officers generally contain the following provisions:

1.	Description of position, duties, authority, compensation, benefits and obligation of the employee to devote full time to the fulfillment of his/her obligations under the agreement.

2.
Obligations to disclose and Company ownership of inventions and/or confidential subject matter that is developed by such employee, and acknowledgment that the Company shall retain ownership of inventions and confidential subject matter, which obligations survive for two years after termination of employment.

3.	Assignment of inventions, obligations regarding inventions and confirmation of no Company obligation to commercialize inventions, all of which survive after termination of employment.

4.	Acknowledgment that copyright works are “works for hire” and obligation of employee to maintain written records of all inventions and confidential subject matter.

5.	Restrictive obligations relating to confidential subject matter, which survive after termination of employment.

6.	Acknowledgment and agreement regarding no conflicting obligations and obligations upon termination of employment.
Prior to 2014, our executive officers were not subject to any restrictive covenants, such as provisions regarding notice, severance, change in control and covenants regarding non-competition, non-solicitation and non-divergence (“Restrictive Covenants”). In consultation with the Company’s compensation adviser and legal counsel, the Compensation Committee determined it was in the best interests of the Company that the Company’s executive officers be subject to Restrictive Covenants. The Compensation Committee discussed with the Company’s independent directors and approved forms of amendments to the employment agreements of our executive officers at that time, consisting of our President and Chief Executive Officer; Chief Technology Officer (now Chief Product Officer); General Counsel; and Vice President of Investor Relations (now Vice President of Strategic Initiatives and Investor Relations), which were entered into between the Company and each such executive on August 26, 2014 and between the Company and the Chief Accounting Officer and Executive Vice President on September 19, 2014 (together, the “2014 Amendments”). Our then Chief Financial Officer, Mr. McKinnies, and then Chief Operating Officer, Ms. Bustard, retired in 2014 and entered into retirement agreements with the Company in lieu of any amendment to their employment agreements (see description of their respective retirement agreements below).
The 2014 Amendments contain terms that the Compensation Committee believes were necessary to induce the current executive officers to agree to Restrictive Covenants. The 2014 Amendments also serve as incentive for future performance and services of our executive officers. The terms of the 2014 Amendments are different from, and potentially less favorable to the Company than the terms contained in the form Executive Rider approved by the Compensation Committee in August 2014 for future executive officers, but the Compensation Committee determined that such terms were outweighed by the value to the Company of obtaining the Restrictive Covenants from our executive officers at that time for a period of time elected in the sole discretion of the Company. The 2014 Amendments address the parties’ respective obligations upon the termination of the respective executive’s employment under various circumstances, including Cause, Good Reason, or Change in Control, as those terms are defined in the 2014 Amendments, disability or death.
The Compensation Committee determined that the terms of the 2014 Amendments were reasonable given the circumstances. For example, severance compensation owed pursuant to the 2014 Amendments is subject to double triggers (e.g. a Change in Control and election by the Company to enforce the Restrictive Covenants for a specified period of time elected by the Company).
The 2014 Amendments include the following provisions:

1.
The Company or the executive is required to give notice of termination of his or her employment: (i) if an executive’s employment is terminated for Cause, termination is effective immediately upon notice and (ii) for any other termination, termination is effective 45 days after notice although the Company may terminate an executive’s employment at any time by written notice after receiving notice of resignation from an executive for a reason other than Good Reason.

2.
Upon termination of any executive’s employment, we must pay the executive his or her base salary and other accrued benefits through the termination date. We must also pay additional amounts depending upon whether the termination was for or without Cause or Good Reason, or whether the termination was for or without Cause or Good Reason following a Change in Control, as set forth below.

a.
Termination without Cause or with Good Reason. If we terminate the executive’s employment without Cause or if the executive resigns for Good Reason, the executive will be subject to a 12-month prohibition on activities that compete with our business (a “Non-Compete”) and we will pay the executive 12 months base salary payable on the established payroll dates (bi-weekly), the pro-rated portion of short term incentive cash bonuses that would have been earned if the executive had been employed for the full year payable in a lump sum when such payment is paid to other employees or executives under the applicable short term incentive program, based upon actual performance, vesting of executive’s unvested restricted stock and the value of executive’s unvested performance share units determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the long term incentive plan using the Termination Date as the ending date of the applicable performance period and if greater than zero, such calculated value shall be paid to the Executive, in Company Stock, within thirty days of the Termination Date. Additionally, at the executive’s request, the Company shall pay up to 12 months of medical insurance coverage. If such termination is within 12 months following a change of control, or if we elect to enforce a 24 month Non-Compete, we must pay 24 months base salary and two times the pro-rated portion of short term incentive cash bonuses that would have been earned by the executive. The unvested equity vests and is paid as set forth above.

b.
Termination for Cause or without Good Reason. If we terminate an executive’s employment for Cause or the executive resigns without Good Reason, and if we elect to enforce either a 12 month or a 24 month Non-Compete, we must pay the same amounts as described above for Termination without Cause or with Good Reason. If the Company does not elect to enforce a Non-Compete, no severance payments shall be paid to executive.

c.
If an executive resigns for a reason other than Good Reason within three months prior to or six months after closing of a Change in Control, we may elect to enforce a twelve month Non-Compete by paying the same base salary and prorated portion of short term incentive compensation as set forth above for other 12-month Non-Compete elections. In this circumstance, no unvested equity will vest or be paid.

d.
If an executive’s employment is terminated due to death or permanent disability, we must pay any short term incentive cash bonuses that would have been earned by executive if he or she had been employed for the full year as follows: 50% of the target amount if the termination occurs within the first half of the year or 100% of the target amount if the termination occurs within the second half of the year. In addition, any unvested restricted shares held by such executive would vest, and we must pay executive for the value of any unvested performance share units held by the executive as set forth above.

3.
The agreement of the Chief Executive Officer at the time of the 2014 Amendments, Michael Durham, differed from the other executives in that he was entitled to be paid two times the target amount of the short term incentive cash bonus if his employment were terminated without Cause or he resigned for Good Reason following a Change in Control, and would be paid the target amount if he resigned for a reason other than a Good Reason within three months prior or six months after closing of a Change in Control. In addition, if Dr. Durham had resigned under those circumstances, any unvested restricted stock held by him would vest, and we would have been required to pay him for the value of his unvested performance share units. On April 30, 2015, Dr. Durham retired from the Company and entered into a Severance Agreement (the “Severance Agreement”), which is discussed below.

4.
The Amendment for Ms. Smith differed in that if she were terminated or she resigned from her position as CAO and her authority, duties and responsibilities were changed such that she were assigned duties at either the Company or ADA in a Vice President or above role with at least the same Base Salary, such termination, resignation, reduction in Total Compensation and diminution in authority, duties or responsibilities would not be deemed to be Good Reason and would not be considered a termination of her employment. If Ms. Smith were to become an executive of ADA, the Amendment would automatically be assigned to and assumed by ADA. The Company eliminated the CAO position and entered into a Waiver and Release Agreement with Ms. Smith effective March 2, 2015, which further amended certain provisions of Ms. Smith’s employment agreement, as amended.

5.
The 2014 Amendments also contain requirements that the executives comply with the terms of the Non-Competes, and standard prohibitions on soliciting employees and diverting Company business. If the Executive should breach any of the provisions of this Amendment with regard to the confidentiality of information, the Executive’s rights to any further consideration or payments under the Amendment will terminate as of the date of any such breach. The Amendment provides a cutback permitting the Company to adjust compensation payable to an executive that is subject to certain excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

6.	For purposes of the 2014 Amendments:

a.
“Cause” means conduct by the Executive that has been proven to include one or more of the following as finally determined by a court of law, government agency, or final settlement: (i) dishonesty, willful misconduct, or material breach of the Company’s Code of Conduct, including the Insider Trading Policy, or (ii) felony conviction of a crime involving dishonesty, breach of trust or physical harm to any Person, or (iii) a breach of any fiduciary duty and such conduct has had or is reasonably likely to have a material detrimental effect on the Company or a Related Person.

b.
“Change in Control” means a change in our ownership or control effected by a direct or indirect acquisition of more than 50% of our total combined voting power, replacement of our directors by directors whose appointment or election is not endorsed by our directors serving immediately prior to such replacement, or a change in the ownership of a substantial portion of our assets.

c.
“Good Reason” means a material reduction in the executive’s compensation, a material diminution in the executive’s authority, duties or responsibilities, or a relocation of more than 50 miles, subject to our right to cure.

The foregoing description of the 2014 Amendments does not purport to be complete and is qualified in its entirety by reference to the 2014 Amendments signed by Ms. Amrhein, Dr. Durham, Mr. Mattison and Ms. Sjostrom, a form of which is attached as Exhibit 10.67 of the Company’s Current Report on Form 8-K filed on September 2, 2014, and signed by Mr. Lagarenne and Ms. Smith, a form of which is attached as Exhibit 10.69 of the Company’s Current Report on Form 8-K filed on September 22, 2014, both of which are incorporated herein by reference.
In addition, beginning in 2014, each new executive officer of the Company executed a rider to their employment agreements (“Executive Rider”), which, among other things, added certain Restrictive Covenants to the employment agreement. The Executive Rider, which is applicable to Messrs. Sampson and Gabbard, includes terms in accordance with the following provisions:

1.
The Company or the executive is required to give notice of termination of his or her employment: (i) if an executive’s employment is terminated for Cause, termination is effective immediately upon satisfying the Notice requirements and (ii) for any other termination, termination is effective 45 days after notice although the Company may terminate an executive’s employment at any time by written notice after receiving notice of resignation from an executive for a reason other than Good Reason.

2.
Upon termination of any executive’s employment, we must pay the executive his or her base salary and other accrued benefits through the termination date or as required by law. We must pay additional amounts depending upon the circumstances for the termination as set forth below:

a.	For Cause or Without Good Reasons. If we terminate the executive for cause or the executive resigns without good reason no additional payment is required.

b.
Without Cause or For Good Reasons. If we terminate the executive without cause or the executive resigns for good reason we must pay the executive twelve months base salary payable on established payroll dates (bi-weekly). If termination is within 12 months following a change of control, we must pay: (i) 12 months base salary payable as stated above, (ii) short term incentive cash bonuses based on actual performance, based upon the number of days the executive was employed by the Company in the year of termination payable in a lump sum when such payment is paid to other employees or executives under the applicable short term incentive program, (iii) all unvested restricted stock will vest, and (iv) the value of his or her unvested performance share units, the value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the executive, in Company stock (less shares withheld for tax purpose in accordance with the applicable equity plan document) within 30 days of the Termination Date. Additionally, at the executive’s request we must provide medical insurance coverage under COBRA or medical insurance premiums for the shorter of 12 months from the Termination Date or the executive’s eligibility under other employer or medical insurance plans.

c.
If an executive’s employment is terminated due to death or permanent disability, we must pay any short term incentive cash bonuses that would have been earned by executive if he or she had been employed for the full year as follows: 50% of the target amount if the termination occurs within the first half of the year or 100% of the target amount if the termination occurs within the second half of the year. In addition, any unvested restricted shares held by such executive would vest, and we must pay executive for the value of any unvested performance share units held by him or her.

3.
The executive must comply such executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company and comply with the Non-Compete, Non-Solicit and Non-Divert requirements of the Executive Rider for 12 months. If the executive should breach any of the provisions of this Amendment with regard to the confidentiality of information, the executive’s rights to any further consideration or payments under the Amendment will terminate as of the date of any such breach.

4.
The Amendment provides a cutback provision permitting the Company to adjust compensation payable to an executive that is subject to certain excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, a provision enabling the Executive to elect that shares be withheld by the Company for the satisfaction of tax obligations.

5.
For purposes of the Executive Rider, (i) “Cause” means with respect to the Executive (i) the failure by Executive to substantially perform the essential functions of Executive’s duties or obligations in a satisfactory manner (other than due to a Death or Disability) or material breach of any written agreement with the Company or a Related Person; (ii) dishonesty, willful misconduct, or material breach of the Company’s Code of Conduct, including the Insider Trading Policy Appendix, or knowing violation of any federal or state securities or tax laws, or any misconduct that is, or is reasonably likely to be, materially injurious to the Company or a Related Person, monetarily or otherwise; (iii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person; or (iv) a breach of any fiduciary duty that has had or is reasonably likely to have a material detrimental effect on the Company or a Related Person. “Good Reason” and “Change of Control” have the same meaning as set forth in the 2014 Amendments.

The foregoing description of the Executive Rider does not purport to be complete and is qualified in its entirety by reference to the Executive Rider signed by Mr. Sampson, a form of which is attached as Exhibit 10.66 of the Company’s Current Report on Form 8-K filed on September 2, 2014, which is incorporated herein by reference.
The compensation amounts included in the employment agreements are subject to annual adjustment and the compensation levels for the named executive officers are shown in the tables above.
Retirement of McKinnies and Bustard in 2014

Mark H. McKinnies, former Director, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, retired from the Company on August 26, 2014. C. Jean Bustard, former Chief Operating Officer of the Company, retired from the Company on December 31, 2014. Pursuant to the agreements described below, Ms. Bustard and Mr. McKinnies received severance payments in 2015.

On September 2, 2014, we announced the retirement and resignation of Mark H. McKinnies as Senior Vice President, Chief Financial Officer, Treasurer, Secretary and director of ADES and of all of his positions at our subsidiaries. Mr. McKinnies entered into a Retirement and Non-Competition Agreement with the Company on August 26, 2014 (the "Retirement and Non-Competition Agreement"). Pursuant to the Retirement and Non-Competition Agreement, Mr. McKinnies received his regular compensation through his retirement date including base salary and accumulated vacation and other benefits. Subject to any finding of Cause (as defined the Retirement and Non-Competition Agreement) against Mr. McKinnies, he has been and will continue to also be paid: (i) severance of up to two years’ base salary payable in equal bi-weekly installments of $13,900 less all applicable deductions over two years, commencing September 12, 2014, for a total amount not to exceed $696,280 and (ii) costs of obtaining replacement medical and dental coverage for eighteen months, paid in bi-weekly installments of $437.50, for a total amount not to exceed $22,750. Mr. McKinnies is also entitled to be paid an amount equal to any 2014 short-term incentive or other cash bonus based on Company performance that would have been earned by him if he had been employed for the full year, payable in a lump sum when such payment is earned, vested and determinable, no later than March 15, 2015. The Company paid Mr. McKinnies $85,432 in April 2015 based upon the Company’s performance against its goal regarding sales of dry sorbent injection systems and activated carbon injection equipment. In accordance with the Compensation Committee’s determination in November 2015 that the two outstanding metrics (earnings and retained ton tax credits and value added revenue) were not met and would not be paid, Mr. McKinnies will not receive any additional amounts under the 2014 STIP. Mr. McKinnies also did not and will not receive any amount under the 2014 STIP for his individual performance goal. Mr. McKinnies’ also holds unvested restricted stock and unvested PSU's that will not vest until the earlier of a determination by the Board of Directors of the Company that the matters relating to the restatements and re-audits of the Company’s prior financial statements, as reflected herein, (“Accounting Matters”) have been resolved without a finding of Cause against Mr. McKinnies or by December 31, 2015 (the “determination date”) if a Cause determination has not been made. If such unvested PSU's should vest, the value shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using December 31, 2015 as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to Mr. McKinnies, in Company stock, within the timing required by his agreement.

For purposes of the Retirement and Non-Competition Agreement, “Cause” means (i) willful and wanton misconduct or material breach of the Company’s Code of Conduct, including the Insider Trading Policy, or willful and wanton violation of any federal or state securities or tax laws, or reckless misconduct that is, or is reasonably likely to be, materially injurious to the Company or a Related Person, monetarily or otherwise; (ii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person; or (iii) intentional breach of fiduciary duty where such conduct had or is reasonably likely to have a material detrimental effect on the Company or a Related Person; or (iv) material breach of the Employment Agreement. In December 2015, the Board made a determination of Cause against Mr. McKinnies. As a result of the determination of Cause, all cash payments to Mr. McKinnies have ceased and the unvested restricted stock and unvested PSU's will not vest and are forfeited pursuant to the terms of the Retirement and Non-Competition Agreement.

The Retirement and Non-Competition Agreement contains a standard release and covenant not to sue, as well as a two-year prohibition on activities that compete with our business (a “Non-Compete”), and non-solicitation and non-diversion covenants consistent with those of the other executives’ agreements described above. However, since the Accounting Matters were resolved with a finding of Cause against Mr. McKinnies, the non-compete requirements ceased on the determination date.

The foregoing description of the Retirement and Non-Competition Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement and Non-Competition Agreement, a copy of which is attached as Exhibit 10.65 of the Company’s Current Report on Form 8-K filed on September 2, 2014, and is incorporated herein by reference.

On September 19, 2014 we announced the retirement of C. Jean Bustard as Chief Operating Officer effective at the end of December 31, 2014. Ms. Bustard entered into an amended employment agreement with the Company that contains the terms of her retirement and pursuant to which she resigned various positions at the Company’s subsidiaries. Her salary and STI bonus compensation remained unchanged through December 31, 2014. After her retirement and the Company’s receipt of a release of claims from her on the Company’s standard form, Ms. Bustard has been receiving and will continue to receive 52 equal installments of $11,488 less all applicable dedications and withholdings required by law, for a total amount not to exceed $597,400 and received a lump sum of $24,385, which represents the cost of obtaining replacement medical, dental and vision coverage for 18 months paid in January 2015. Ms. Bustard’s Equity Awards (as defined in her agreement) that remained unvested accelerated and became fully vested as of her retirement date. Additionally, Ms. Bustard must comply with her pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company and comply with the Non-Compete, Non-Solicit and Non-Divert requirements for 24 months.

The foregoing description of the Amendment to Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.68 of the Company’s Current Report on Form 8-K filed on September 22, 2014, and is incorporated herein by reference.

Retirement of Durham in 2015

Dr. Durham retired from the Company on April 30, 2015. The Severance Agreement is effective May 8, 2015 (“Effective Date”). Dr. Durham’s resignation from the Company is for Good Reason, as defined in Dr. Durham’s 2014 Amendment. Dr. Durham is entitled to the severance compensation as set forth in Section III of the 2014 Amendment in exchange for, among other things, compliance with certain restrictive covenants (“Restrictive Covenants”) relating to, among other things, non-competition for 12 months, non-solicitation of employees for 12 months and confidentiality, as set forth in the Severance Agreement and the 2014 Amendment. The 2014 Amendment is summarized above, and a form of it is filed as Exhibit 10.67 to the Company’s Current Report on Form 8-K filed with the SEC on September 2, 2014. By entering into the Severance Agreement, Dr. Durham will receive additional consideration from what he is otherwise entitled to under the 2014 Amendment in exchange for a general release of claims against the Company, other customary terms and delayed vesting of, and receipt of common stock underlying, his PSU's.

Pursuant to the Severance Agreement, the Company has been paying and will continue to pay the following to Dr. Durham: (1) 12 months base salary of $519,532 and $175,000 in lieu of the 2015 ESTIP in bi-weekly installments over one year beginning May 8, 2015; (2) amounts, if any, under the 2014 STIP as determined by the Compensation Committee based on the level of achievement of the two outstanding metrics (earnings and retained ton tax credits and value added revenue) to be paid as soon as practical after other 2014 STIP participants are paid; (3) a gross lump sum of $7,554 for replacement medical, dental and vision coverage for 12 months; and (4) a payment of $19,000 on behalf of Dr. Durham to the National Coal Council for the cost of his membership through December 31, 2016.

All of Dr. Durham’s unvested restricted stock awards vested on the Effective Date. Additionally, Dr. Durham’s PSU's were amended to provide that: (1) the performance period of all PSU's will conclude on December 31, 2015 and (2) the PSU's will vest on April 30, 2016 and will be issued shortly thereafter subject to Dr. Durham’s compliance with the Restrictive Covenants until such date.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, a copy of which is attached as Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 6, 2015, and is incorporated herein by reference.

Departure of Lagarenne in 2016

Mr. Lagarenne’s employment with the Company was terminated on January 8, 2016. The Waiver and Release Agreement entered into between the Company and Mr. Lagarenne (“Lagarenne Agreement”) is effective on January 15, 2016. Mr. Lagarenne is entitled to the severance compensation as set forth in Section III of the 2014 Amendment in exchange for, among other things, compliance with the Restrictive Covenants, for which the Company elected a 12 month period. The 2014 Agreement is summarized above and a form of it is filed as Exhibit 10.69 to the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2014. By entering into the Lagarenne Agreement, Mr. Lagarenne will receive additional consideration from what he is otherwise entitled to under the 2014 Amendment in exchange for a general release of claims against the Company, other customary terms and delayed vesting of, and receipt of common stock underlying, his PSU’s.

Pursuant to the 2014 Amendment and the Lagarenne Agreement, the Company has been paying and will continue to pay the following to Mr. Lagarenne in bi-weekly installments over one year beginning January 29, 2016: (1) 12 months base salary of $310,648; (2) $201,921 in lieu of the 2015 ESTIP; and (3) $25,000 to obtain replacement medical, dental and vision coverage for 12 months. In addition, Mr. Lagarenne received his salary and other compensation through January 8, 2016, which was in excess of the days of compensation provided by the notice period in the 2014 Amendment that the Company is required to provide.

All of Mr. Lagarenne’s unvested restricted stock awards vested on January 15, 2016. Additionally, Mr. Lagarenne’s PSU's were amended to provide that: (1) the performance period of all PSU's will conclude on December 31, 2016 and (2) the PSU's will vest on January 8, 2017 and will be issued shortly thereafter subject to Mr. Lagarenne’s compliance with the Restrictive Covenants until such date.

The foregoing description of the Lagarenne Agreement does not purport to be complete and is qualified in its entirety by reference to the Lagarenne Agreement, a copy of which was attached as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

DIRECTOR COMPENSATION
Our Nominating and Governance Committee has responsibility for reviewing the compensation plan for our non-management directors annually and making recommendations to the entire Board for approval. The Committee has not delegated authority to any other person to determine director compensation. Our management has made recommendations to the Committee regarding their views as to the appropriate amount and form of compensation (i.e. cash or stock) and tax and accounting ramifications of awards. In addition, the executive officers who serve on our Board vote on the recommendations for director compensation made by the Committee to the Board.
The Committee periodically reviews industry data from the National Association of Corporate Directors Director Compensation Report and Survey Data and evaluates industry averages, personal liability risks and other factors relating to director compensation. As of January 1, 2013, the annual retainer amount was $95,000. In November 2013, the Board approved an increase to the annual retainer to $97,850. On May 20, 2015, the Committee authorized the director compensation arrangement described below, which sets forth certain terms and conditions for director compensation but did not increase the amount of compensation.

•
Annual Retainer. Each non-management director is entitled to receive a $97,850 annual retainer, at least 51.5% of which is payable in stock (not to exceed any limits in the 2007 Plan) and the remainder of which is payable in cash. Prior to November 2013, that annual retainer was $95,000 at least half of which was payable in stock.

•
Initial Appointment or Election. Directors receive a one-time award of Stock Options to acquire 10,000 shares of our common stock upon initial appointment or election to the Board. The 10,000 amount reflects the 2:1 stock split of the Company’s Common Stock on March 14, 2014.

•
Chairperson Retainers. The Chairman of the Board and the Chairman of the Audit Committee each receive an annual retainer of $12,500, and the Chairperson of the Compensation Committee, the Chairman of the Finance Committee and the Chairman of the Nominating and Governance Committee each receives an annual retainer of $7,500 for their services in such positions. These amounts are all paid in cash.

•
Committee Service Retainers. Directors receive an annual retainer of $5,000, payable in cash, for each standing committee on which such director serves (unless such director is receiving compensation for acting as Chairman of such Committee, in which case no additional sum is paid). From time to time, the Board of Directors may also establish special committees. In 2013, Messrs. Gabbard, Johnson, Marcum and Smith each served on a special committee established by the Board. The Board approved additional compensation in 2013 in cash for their service on the special committee: Messrs. Gabbard, Johnson and Smith each received $30,000 and Mr. Marcum received $40,000. The special committee completed its obligations as delegated by the Board in October 2013. In 2013, Messrs. Marcum and Smith undertook an effort to restructure the Board to reflect the growth and changing nature of the Company. The Board approved additional compensation in 2013 in cash for their service as follows: Mr. Marcum received $50,000 and Mr. Smith received $30,000. The non-management director who is a member of the Stock Committee receives an annual fee of $1,500 paid in cash.

The following table provides information regarding director compensation for the fiscal year ended December 31, 2015:

Name	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)(3)	Option awards ($)	All other compensation	Total ($)
Kim B. Clarke	59,979	50,386	—	—	110,365
Derek C. Johnson	64,979	50,386	—	—	115,365
Paul A. Lang (4)	62,479	50,386	—	—	112,865
W. Philip Marcum	74,979	50,386	—	—	125,365
Christopher S. Shackelton (5)	54,979	50,386	—	—	105,365
J. Taylor Simonton	61,479	50,386	—	—	111,865
L. Spencer Wells	52,479	50,386	—	—	102,865
Jeffrey C. Smith	23,959	—	—	—	23,959
(1) The cash amounts earned by each director are made up of the following amounts:

Name	Annual Retainer	Annual Committee Chair Retainer	Annual Committee Retainer	Total ($)
Kim B. Clarke	47,479	7,500	5,000	59,979
Derek C. Johnson	47,479	7,500	10,000	64,979
Paul A. Lang (4)	47,479	—	15,000	62,479
W. Philip Marcum	47,479	12,500	15,000	74,979
Christopher S. Shackelton (5)	47,479	7,500	—	54,979
J. Taylor Simonton	47,479	12,500	1,500	61,479
L. Spencer Wells	47,479	—	5,000	52,479
Jeffrey C. Smith	19,792	—	4,167	23,959

(2) The grant date fair value of each share of our common stock granted to non-employee directors over their past year of service to us is set forth in the following table and is computed in accordance with FASB ASC Topic 718, based on the mean between the high bid and low asked prices on the date of determination. There were no forfeitures by directors during fiscal 2015.

Grantee	Shares	Value	Determination Date
Clarke, Gabbard, Johnson, Lang, Marcum, Simonton, Smith, Shackelton and Wells	3,941	$50,386	7/1/2015
(3) As of December 31, 2015, our non-employee directors held the following number of shares of unvested restricted stock, which were granted in 2015: Ms. Clarke—1,970, Mr. Johnson—1,970, Mr. Lang —1,970, Mr. Marcum—1,970, Mr. Shackelton—1,970, Mr. Simonton—1,970, and Mr. Wells—1,970.
(4) Cash fees and shares issued for services from Mr. Lang are paid or issued to Arch Coal, Inc.
(5) Cash fees and shares issued for services from Mr. Shackelton are paid or issued to Coliseum Capital Partners, LP ("Coliseum").

All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Clarke and Messrs. Gabbard and Lang, as well as former director W. Phillip Marcum, served as members of the Company’s Compensation Committee during all or a portion of the fiscal year ended December 31, 2015. Current members are Ms. Clarke and Mr. Lang. No current member of the Compensation Committee is or was an officer of the Company or any of its subsidiaries or had a relationship requiring disclosure under Item 404 of Regulation S-K. Additionally, no relationships requiring disclosure under 407(e)(iii) exists or existed during the fiscal year ended December 31, 2015.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee’s role and functions are described under the "Corporate Governance" section of this Proxy Statement.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the years ended December 31, 2013, 2014 and 2015 with the Company’s management; (ii) discussed with the Company’s current independent registered public accounting firm, Hein & Associates LLP (“Hein”), the matters required to be discussed by PCAOB Auditing Standard 16 regarding communication with audit committees, including the overall scope and plans for their audits; and (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent accountants such independent accountants’ independence.

As more fully discussed under the "Independent Registered Public Accounting Firm" section of this Proxy Statement, the Audit Committee, after an extensive competitive proposal process, approved the engagement of Hein, effective as of June 12, 2015, to serve as its new independent registered public accounting firm to audit the Company’s financial statements for the years ended December 31, 2013, 2014 and 2015 and to re-audit the Company’s financial statements for the year ended December 31, 2012.

The Audit Committee held 24 meetings in 2014 and 24 meetings in 2015. Most of these meetings related to the Audit Committee’s oversight of the internal investigation, conducted with outside legal counsel, of certain accounting matters undertaken in March 2014, the SEC Inquiry, as described under Item 3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 ("2015 Form 10-K"), the re-audit and restatement of the Company’s annual financial statements for 2012 and the completion of the Company’s annual audited financial statements for 2013, 2014 and 2015. The Audit Committee’s meetings included discussions with the Company’s new Vice President of Risk, Process and Controls and other members of management regarding the Company’s several identified material weaknesses in internal controls over financial reporting and the Company’s implemented and continuing remediation efforts of those weaknesses as more fully discussed under the Remediation of Material Weaknesses section in Item 9A of the 2015 Form 10-K.

Based on the review and discussions with management, and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the fiscal years ended December 31, 2013, 2014 and 2015 be included in the 2015 Form 10-K.
Respectfully submitted,

The Audit Committee:	J. Taylor Simonton, Chair
Derek C. Johnson
Paul A. Lang

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the fees of Hein & Associates LLP, our independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014.

(in thousands)	2015	2014
Audit fees (1) (5)	$350	$454
Audit-related fees (2)	—	45
Tax fees (3)	—	—
All other fees (4)	—	—
	$350	$499

(1)
This category includes fees related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)
This category consists of fees for audit-related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. Audit-related fees include fees related to audits of employee benefit plans.

(3)
This category consists of fees for tax compliance, tax advice and tax planning services. We did not pay our independent registered public accounting firm tax fees for services during the years ended December 31, 2013, 2014 and 2015.

(4) This category consists of fees for services that are not included in the above categories. We did not pay our independent registered public accounting firm any other fees for services during the years ended December 31, 2013, 2014 and 2015.
(5) During 2015 and 2016, Hein billed us $1.3 million to audit 2013 and 2014 and to re-audit 2012. The total fees billed were equally allocated to 2012, 2013, and 2014.
AUDIT COMMITTEE APPROVAL OF SERVICES

The Audit Committee pre-approves all audit or non-audit services performed by our independent accountant in accordance with Audit Committee policy and applicable law. The Audit Committee generally provides pre-approval of audit services and services associated with SEC registration statements, other SEC filings and responses to SEC comment letters (Audit Fees) and services related to internal control reviews, internal control reporting requirements and consultations with our management as to accounting or disclosure treatment of transactions or events and the impact of rules, standards or interpretations by the SEC and other regulatory or standard-setting bodies (Audit-Related Fees) for each 12-month period within a range of approved fees. To avoid certain potential conflicts of interest, the law prohibits us from obtaining certain non-audit services from our independent accountant. The Audit Committee has delegated authority to approve permissible services to its Chairman. The Chairman reports such pre-approvals to the full Audit Committee at its next scheduled meeting. The Audit Committee Chairman pre-approved 100% of the services provided by the independent accountants in 2015. None of the services of the independent accountants in 2015 were of the type specified in Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

2015 ANNUAL REPORT

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC on April 19, 2016. Our Annual Report is being made available to our stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a stockholder, we will mail, without charge, a copy of the 2015 Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the 2015 Form 10-K. Exhibits to the 2015 Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests may be made by writing to our Corporate Secretary at the address specified above.
OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting of Stockholders. If other matters properly come before the Annual Meeting, to the extent permitted by law, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS
We anticipate that the next Annual Meeting of Stockholders for the Company will be held in June 2017.
Any stockholder of record who desires to submit a proper proposal for inclusion in the proxy material related to the next Annual Meeting of Stockholders must do so in writing and it must be received at our principal executive offices on or before December 30, 2016. If a stockholder intends to submit a proposal at the meeting that is not included in our proxy statement, and the stockholder fails to notify us prior to March 15, 2017 of such proposal, then to the extent permitted by law, the proxies appointed by our management would be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. The proponent must own 1% or more of the outstanding shares or $2,000 in market value of our common stock and must have continuously owned such shares for one year and intend to continue to hold such shares through the date of the Annual Meeting in order to present a stockholder proposal to us. The stockholder must disclose, among other items, certain information related to the business to be proposed at the meeting, its beneficial ownership in ADES and whether it is acting in concert with other stockholders or interested parties. See Section 2.03 of the ADES Bylaws.
WHERE YOU CAN
FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s web site located at http://www.sec.gov, and certain filings are available on ADES’ web site at www.advancedemissionssolutions.com.
Documents Incorporated by Reference
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately by ADES with the SEC. The information incorporated by reference is deemed to be part of this proxy statement except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that ADES has previously filed with the SEC. These documents contain important information about ADES and its financial performance.
ADES’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on April 19, 2016 (File No. 000-54992);

ADES’ Current Reports on Form 8-K filed with the SEC on February 10, March 3, March 9, March 31, April 14, and April 18, 2016 (excluding information furnished under Items 2.02, 7.01, and 9.01) (File No. 000-54992);

ADES’ Second Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 9, 2013 (File No. 000-54992); and

ADES’ Bylaws, filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed on August 9, 2013 (File No. 000-54992) and Amendment No. 1 to the Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K filed on July 29, 2014 (File No. 000-54992).
Documents Available Without Charge from Us
You can obtain any document incorporated by reference, excluding all exhibits that have not been specifically incorporated by reference, from us or the SEC. Documents incorporated by reference are available from us without charge.
Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:
Advanced Emissions Solutions, Inc.
Attn: Corporate Secretary
9135 South Ridgeline Boulevard, Suite 200
Highlands Ranch, Colorado 80129
Telephone: 888-822-8617
If you would like to request documents from us, please do so by June 15, 2016 to receive them before the Annual Meeting. We will send requested documents by first-class mail within one business day after receiving the request.
You should rely only on the information contained or incorporated by reference in this proxy statement and the registration statement of which this proxy statement is a part to vote on the Annual Meeting proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement or in the incorporated documents.
This proxy statement is dated April 29, 2016. You should not assume the information contained in this proxy statement is accurate as of any date other than this date, and the mailing of this proxy statement to stockholders shall not imply information is accurate as of any other date.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Christine B. Amrhein
Christine B. Amrhein, General Counsel and Secretary

Dated: April 29, 2016

ANNEX I

AMENDMENT NO. 3 TO
ADVANCED EMISSIONS SOLUTIONS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

This Amendment No. 3 (this “Amendment”) to that certain Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as previously amended (the “Plan”), is adopted and effective as set forth below. Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan.
WHEREAS, the Company desires to specify the performance criteria with respect to which Performance-Based Compensation may be granted.
NOW therefore, the Plan shall be amended as follows:

1.	Section 6(b) of the Plan shall be amended by inserting at the end of such Section:
In the case of any Award to any Grantee who may be a Covered Employee, which Award the Administrator wishes to qualify as Performance-Based Compensation, the Administrator may designate the Award as “Performance-Based Compensation” and consistent with Section 162(m) of the Code, (i) must timely designate the performance goals for such Award and (ii) must certify in writing when the performance goals have been achieved. In such cases, the performance goals will be based on one or more of the following:

(i) The following criteria for the Company on a consolidated basis, one or more Related Entities, and/or one or more divisions of the foregoing, either in absolute terms or compared to the performance of (x) the Company, its Related Entities or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1. net income
2. economic value added (earnings less a capital charge)
3. EBITDA (earnings before interest, taxes, depreciation and amortization)
4. sales
5. costs
6. gross margin
7. operating margin
8. pre-tax profit or income
9. market share
10. return on net assets
11. return on assets
12. return on capital
13. return on invested capital
14. cash flow
15. free cash flow
16. operating cash flow
17. operating income
18. earnings before interest and taxes
19. working capital
20. innovation as measured by a percentage of sales from new products
21. facility installations
22. technology advancements
23. product development

24. operational improvements

(ii) The following criteria for the Company, either in absolute terms or compared to the performance of (x) the Company (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1. stock price
2. return on stockholders’ equity
3. earnings per share
4. cash flow per share
5. total stockholder return (stock price appreciation plus dividends)

2.	Except as set forth in this Amendment, the Plan shall remain in full force and effect.

The undersigned, being the Secretary of Advanced Emissions Solutions, Inc., hereby certifies that the foregoing is a true and correct copy of the Amendment No. 3 to the Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as adopted by the Company on February 12, 2014, effective as of the date of stockholder approval of the Amendment.

Advanced Emissions Solutions, Inc.

By:	/s/ Christine B. Amrhein
Christine B. Amrhein General Counsel and Secretary

ANNEX II

AMENDMENT NO. 4
TO THE ADVANCED EMISSIONS SOLUTIONS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

     The Board of Directors of Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”), hereby adopts the following Amendment No. 4 (this “Amendment”) to the Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended (the “2007 Plan”), effective as of the date the shareholders approve the Amendment at the Company’s next Annual Meeting.

     WHEREAS, the Company desires to amend Section 6(f) of the 2007 Plan to increase the individual award limits.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby amends the 2007 Plan as follows:

1. Section 6(f) of the2007 Plan is hereby deleted in its entirety, and the following language is hereby added as the entirety of Section 6(f) of the 2007 Plan:

“(f)    Individual Award Limits. Following the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, the maximum number of Shares with respect to which Awards (including awards for Options or Restricted Stock) may be granted to any Grantee in any fiscal year of the Company shall be four hundred thousand (400,000) Shares; provided, however, that Non-Management Directors shall be entitled to receive Awards in any fiscal year for no more than fifty thousand (50,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee who is an Employee may be granted Options for up to an additional one hundred thousand (100,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

2. Except as set forth in this Amendment, the 2007 Plan shall remain in full force and effect.
     The undersigned, being the General Counsel and Secretary of Advanced Emissions Solutions, Inc. hereby certifies that the foregoing is a true and correct copy of the Amendment, as adopted by the Board of Directors on June 5, 2015, and effective as of the date of stockholder approval of the Amendment.

Advanced Emissions Solutions, Inc.

By:	/s/ Christine B. Amrhein
Christine B. Amrhein General Counsel and Secretary

ADVANCED EMISSIONS SOLUTIONS, INC.
9135 RIDGELINE BOULEVARD, SUITE 200
HIGHLANDS RANCH, CO 80129

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 PM Eastern Time on June 21, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 PM Eastern Time on June 21, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10224-P75775

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED EMISSIONS SOLUTIONS, INC.

	For All	Withhold All	For All Except
1. Election of eight directors, each set to serve for a term of one year to expire at the later of the next Annual Meeting of Stockholders or May 31, 2017:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) A. Bradley Gabbard
02) Derek C. Johnson
03) Paul A. Lang
04) Gilbert Li
05) R. Carter Pate
06) L. Heath Sampson
07) J. Taylor Simonton
08) L. Spencer Wells

The undersigned stockholder(s) authorize(s) the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name appears hereon. The signer hereby revokes all prior proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If stockholder is a corporation, please sign the full corporate name by an authorized officer. If stockholder is a partnership or other entity, an authorized person should sign in the entity's name. Joint Owners must each sign individually.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 22, 2016:
The Notice of Annual Meeting of Stockholders, Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E10225-P75775

ADVANCED EMISSIONS SOLUTIONS, INC.

The holder(s) of common shares of Advanced Emissions Solutions, Inc. (the "Company") identified on this proxy card hereby appoint(s) each of L. Spencer Wells and L. Heath Sampson or, failing them, Christine B. Amrhein, the proxies of the stockholder(s), with full power of substitution in each, to attend, vote and act for and in the name of such stockholder(s) at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, CO 80129, on Wednesday, June 22, 2016, at 9:00 a.m. Mountain Time, and any adjournment or postponement thereof.

Where a choice is indicated, the common shares represented by this proxy card, when properly executed and returned, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy card when properly executed and returned will be voted in accordance with the recommendations of the Board of Directors. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, or if a nominee for election as a director named in the Proxy Statement who would have otherwise received the required number of votes is unable to serve or for good cause will not serve, the common shares represented by this proxy card will be voted in the discretion of the individuals designated to vote this proxy card, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.

To be valid, this Proxy form, duly signed and dated, must arrive at the office of Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 the day before the day of the Annual Meeting or any postponement or adjournment thereof.

The stockholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement for the June 22, 2016, Annual Meeting, as well as the Company's 2015 Annual Report. Any proxy heretofore given to vote the common shares which the stockholder(s) is/are entitled to vote at the Annual Meeting is hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
(This proxy card continues and must be signed and dated on the reverse side.)

Directions to the Company’s offices located at 9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado 80129

From Highway C-470 in Colorado, take the Lucent Boulevard exit (Exit 18). From the East, turn left, or from the West, turn right, heading south on Lucent Boulevard. Turn left onto Highlands Ranch Parkway. Turn left onto South Ridgeline Boulevard. Free parking is available. Suite 200 is located on the second floor.